UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Church & Dwight Co., Inc.

2007

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

MEETING DATE

MAY 3, 2007

Church & Dwight Co., Inc. 469 North Harrison Street Princeton, New Jersey 08543-5297	Consumer and Specialty Products

CHURCH & DWIGHT CO., INC.

LOCATION OF THE MEETING

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

Notice of Annual Meeting of Stockholders to be held Thursday, May 3, 2007.

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540 on Thursday, May 3, 2007 at 11:00 a.m., to consider and take action on the following:

1.	Election of three persons to serve as Directors for a term of three years.

2.	Approval of the Church & Dwight Co., Inc. Annual Incentive Plan.

3.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm to audit Church & Dwight’s 2007 consolidated financial statements.

4.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 9, 2007 will be entitled to notice of, and to vote at, the meeting or any adjournments.

By Order of the Board of Directors,

SUSAN E. GOLDY

Vice President, General Counsel

and Secretary

Princeton, New Jersey

April 2, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE BY SUBMITTING YOUR PROXY. YOU MAY VOTE YOUR PROXY THREE DIFFERENT WAYS: BY MAIL, INTERNET OR TELEPHONE. PLEASE REFER TO DETAILED INSTRUCTIONS INCLUDED WITH YOUR PROXY MATERIALS.

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

From North

Take the New Jersey Turnpike South to Exit 9 (New Brunswick).

After the toll, stay right; take Route 18 North 1/2 mile.

From Route 18, take Route 1 South 18 miles. Exit Alexander Road East.

Proceed two traffic lights and turn right into Carnegie Center.

Take first right into hotel entrance.

From South

Take I-295 north to Exit 67A (Route 1 North-New Brunswick).

Proceed on Route 1 North 3 1/2 miles to Princeton area, exit right to Alexander Road East.

At traffic light make right onto Alexander Road East.

Proceed to next traffic light and make another right.

Hotel entrance is on right.

CHURCH & DWIGHT CO., INC.

469 North Harrison Street, Princeton, New Jersey 08543-5297

609-683-5900

PROXY STATEMENT

PROXIES AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. for use at the Annual Meeting of Stockholders to be held on May 3, 2007 and at any adjournments. This Proxy Statement and enclosed form of Proxy are first being mailed to stockholders on or about April 2, 2007.

Each holder of record of our Common Stock at the close of business on March 9, 2007 is entitled to one vote per share. At the close of business on March 9, 2007, 65,717,706 shares of our Common Stock were outstanding.

Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy that is not revoked will be voted at the Annual Meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement, FOR approval of the Church & Dwight Co., Inc. Annual Incentive Plan and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The presence, in person or by proxy, of the holders of record of such number of shares of our Common Stock as are entitled to cast a majority of the votes at the meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other holder of record does not vote on a particular proposal because that holder does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be chosen at the Annual Meeting. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. An abstention will have the same effect as a vote against and a broker “non-vote” is not counted for purposes of voting on these matters.

The Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Solicitation of proxies on behalf of the Board of Directors may be made by our employees through the mail, in person and by telephone. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $7,000 plus out-of-pocket expenses. We will pay all costs of the solicitation. We also will reimburse brokerage houses and other nominees for forwarding proxy material to beneficial owners.

ELECTION OF DIRECTORS

Our certificate of incorporation provides for the division of the Board of Directors into three classes with the Directors in each class serving for a term of three years. At the Annual Meeting, three Directors will be elected to serve until the 2010 annual meeting and until their successors are elected and qualified. All nominees currently are members of the Board.

Dwight C. Minton, who is in the Director class having a term that expires at the Annual Meeting, is not standing for re-election. Mr. Minton, who has been a Director since 1965, also held the position of Chief Executive Officer for 26 years prior to his retirement in 1995. We are most grateful for Mr. Minton’s long and valuable service and dedication. Mr. Minton has graciously agreed to serve as our non-voting Chairman Emeritus and will continue to advise the Board on various business matters.

The Board has reduced its size to 11 Directors, effective upon the election of Directors at the annual meeting.

We do not anticipate that any of the nominees will become unavailable to serve as a Director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board of Directors, unless the Board of Directors determines to reduce the number of Directors in the relevant class. Information concerning the nominees and the continuing members of the Board of Directors is provided below:

Standing for Election for Term Expiring in 2010

BRADLEY C. IRWIN

Mr. Irwin, 48, has been President, Cadbury Adams USA LLC, the United States confectionery business unit of Cadbury Schweppes plc, since April 2003. From May 2000 until April 2003, Mr. Irwin served as President of Mott’s Inc., a business unit of Cadbury Schweppes. From 1980 to 1999, Mr. Irwin served in various capacities for Procter & Gamble Co. He is a member of the Board of Trustees of Save the Children, a non-profit organization. Mr. Irwin became a Director of Church & Dwight in November 2006, and is a member of the Audit Committee of the Board.

J. RICHARD LEAMAN, JR.

Mr. Leaman, 72, retired in 1995 as President and Chief Executive Officer of S. D. Warren Company, a producer of coated printing and publishing papers. From 1991 through 1994, he was Vice Chairman of Scott Paper Company. He is a Director of Stonebridge Financial Corporation, a financial holding company, and its bank subsidiary, Stonebridge Bank. He also serves on the Board of Elwyn, Inc., a non-profit human services organization. He has been a Director of Church & Dwight since 1985, serves as Chairperson of the Audit Committee of the Board and is a member of the Executive Committee of the Board.

JOHN O. WHITNEY

Mr. Whitney, 79, is a Professor Emeritus of Management Practice at Columbia Business School. He serves as Advisory Director of Newsbank, a worldwide information provider. He became a Director of Church & Dwight in 1992 and currently serves on the Compensation & Organization and Audit Committees of the Board. He is the designated independent presiding Director (the “Lead Director”) of the Board.

Continuing Directors

Current Term Expires in 2008

JAMES R. CRAIGIE

Mr. Craigie, 53, has been our President and Chief Executive Officer and a Director since July 2004. From December 1998 through September 2003 he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. Under two separate agreements, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. in April 2003 and changed its name to Top-Flite Golf Co. (“Top-Flite”). In addition, Top-Flite negotiated an asset purchase agreement and bid procedures with Callaway Golf Company (“Callaway”) to facilitate an expedited auction process and sale of assets. Thereafter, in June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered the auction process. In early September 2003, the bankruptcy court approved Callaway’s purchase of Top-Flite’s assets, which was completed later in the month. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods. Prior to entering private industry, he served for 6 years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of World Kitchens, Inc., a manufacturer of kitchen and household tools, Meredith Corporation, a media and marketing company, Graham Windham, a non-profit organization helping at-risk children and youth, and the Grocery Manufacturer’s Association, an industry council consisting of chief executive officers from leading consumer packaged goods companies.

ROBERT A. DAVIES, III

Mr. Davies, 71, has been the Chairman of the Board since February 2001. He was our Chief Executive Officer from 1995 until July 2004. From 1995 until 2001 he also served as our President. From January 1995 to September 1995, he was the President of our Arm & Hammer Division. Mr. Davies was also with Church & Dwight from 1969 to 1984 in various positions, including President and Chief Operating Officer. During the period from 1985 to 1990, he served as President and Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He is currently a member of the Executive Committee of the Board. Mr. Davies served as a Director of Church & Dwight from 1981 until 1984, and again became a Director in 1995.

ROSINA B. DIXON, M.D.

Dr. Dixon, 64, became the Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis in September 2006. From 1986 until September 2006, she was a consultant to the pharmaceutical industry. She is a Director of Cambrex Corporation, a life sciences company, and a Director of Daytop NJ, a residential substance abuse facility. Ms. Dixon also serves on the Board of Advisors for the Silberman College of Business at Fairleigh Dickinson College. She became a Director of Church & Dwight in 1979 and currently serves as Chairperson of the Governance & Nominating Committee of the Board and is a member of the Executive Committee of the Board.

ROBERT D. LEBLANC

Mr. LeBlanc, 57, retired in March 2003 as President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and as Executive Vice President and Director of Handy & Harman’s parent company, WHX Corporation. Prior to joining Handy & Harman in 1996, he was Executive Vice President of Elf Atochem North America, a specialty chemicals company. He is a Director of the Connecticut chapter of The National Association of Corporate Directors. He became a Director of Church & Dwight in 1998 and is the Chairperson of the Compensation & Organization Committee and a member of the Audit Committee of the Board.

Current Term Expires in 2009

T. ROSIE ALBRIGHT

Ms. Albright, 60, retired in September 2001 as President, Carter Products Division, Carter-Wallace, Inc., where she was employed since December 1995. From November 1993 to November 1995, she served as General Manager and Executive Vice President, Revlon Beauty Care Division, and Executive Vice President, Almay Cosmetics Division, of Revlon, Inc. From September 2001 to May 2004 she was an advisor to the Armkel LLC Board of Directors. Armkel succeeded to a portion of Carter-Wallace’s consumer products division in September 2001 and was merged into Church & Dwight in May 2004. Ms. Albright is also a Director of UIL Holdings Corporation, a holding company for The United Illuminating Company, a regulated utility. She became a Director of Church & Dwight in November 2004 and currently serves on the Governance & Nominating and Compensation & Organization Committees of the Board.

ROBERT A. MCCABE

Mr. McCabe, 72, is Chairman of Pilot Capital Corporation, a company he founded in 1987, which is engaged in equity investing in private and public companies. He is a Trustee of the American School of Classical Studies at Athens, the Thera Foundation and Athens College in Greece. He has been a Director of Church & Dwight since 1987 and is a member of the Governance & Nominating Committee of the Board.

LIONEL L. NOWELL, III

Mr. Nowell, 52, has been Senior Vice President and Treasurer of PepsiCo, Inc., a global snack and beverage company, since July 2001. He also held the position of Executive Vice President and Chief Financial Officer of Pepsi Bottling Group from June 2000 to July 2001, and Senior Vice President and Controller of PepsiCo, Inc. from June 1999 to June 2000. Prior to 1999, Mr. Nowell held various positions with RJR Nabisco, Inc., Diageo PLC—the Pillsbury Company, the Pizza Hut Division of PepsiCo, Inc., Owens-Corning Fiberglass Corporation, and General Motors, Inc. He is a Director of American Electric Power Company, Inc., and serves on the Dean’s Advisory Council of Fisher College of Business at The Ohio State University. He became a Director of Church & Dwight in December 2003 and is a member of the Audit Committee of the Board.

RAVICHANDRA K. SALIGRAM

Mr. Saligram, 50, has been Executive Vice President, ARAMARK Corporation since January 2007, and has been President, ARAMARK International since June 2003. Prior to becoming Executive Vice President, ARAMARK Corporation, Mr. Saligram held the position of Senior Vice President from November 2004 until December 2006. From 1994 until 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America; Chief Marketing Officer & Managing Director, Global Strategy; President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas. Mr. Saligram is a Trustee of the Eisenhower Fellowships. Mr. Saligram became a Director of Church & Dwight in August 2006 and is a member of the Compensation & Organization Committee of the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our corporate governance guidelines, including guidelines for the determination of Director independence, the responsibilities and duties of the Board of Directors, Director access to management and independent advisors, Director compensation, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.churchdwight.com. Also available on the Investors page are other corporate governance documents, including the Code of Conduct and the charters of the Compensation & Organization Committee, Audit Committee and Governance & Nominating Committee.

You may also request a copy of these documents in printed form at no cost by writing to: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary, or by telephoning to: 609-683-5900.

Our website is not part of this Proxy Statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Board Independence

The Board has affirmatively determined that each of T. Rosie Albright, Rosina B. Dixon, Bradley C. Irwin, J. Richard Leaman, Jr., Robert D. LeBlanc, Dwight C. Minton, Robert A. McCabe, Lionel L. Nowell, III, Ravichandra K. Saligram and John O. Whitney are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

The Board has further determined that each of the members of the Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making determinations of independence, the Board has adopted categorical standards. Under these standards, none of the following relationships disqualify any Director or nominee from being considered “independent”:

•	A Director’s or a Director’s immediate family member’s ownership of 5% or less of the equity of an organization that has a relationship with us;

•

A Director’s service as an executive officer of or employment by, or a Director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from us for property or services in an amount which, in any fiscal year in any of the last three years is less than the greater of $1 million or 2% of the other company’s consolidated gross revenues, or

•

A Director’s service as an executive officer of a charitable organization that received annual contributions from us in any of the last three years that have not exceeded the greater of $1 million or 2% of the charitable organization’s annual gross revenues.

All Directors determined to be independent by the Board satisfied these categorical standards.

Executive Sessions of Non-Management Directors

The Board meets at regularly scheduled executive sessions without members of our management present. The Lead Director of the Board, currently Mr. Whitney, is responsible for chairing the executive sessions of the Board.

Communication with the Board of Directors

Any person who wishes to communicate with the Board, including the Lead Director or the non-management Directors as a group, may direct a written communication, addressed to the Board, the Lead Director or the non-management Directors at: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence will be logged in and forwarded to the Lead Director of the Board.

Board of Directors Meetings and Board Committees

During 2006, there were nine meetings of the Board of Directors. There are four standing committees of the Board: the Audit Committee, the Compensation & Organization Committee, the Governance & Nominating Committee and the Executive Committee, each described below. Each Director attended at least 75% of the total number of meetings held by the Board of Directors and all committees of the Board on which such Director served. We expect all Directors to attend the Annual Meeting absent exceptional circumstances. All continuing Directors and those Directors standing for re-election attended the 2006 Annual Meeting of Stockholders.

Audit Committee.    During 2006, the Audit Committee met eight times. The Audit Committee members are J. Richard Leaman, Jr. (Chairperson), Bradley C. Irwin, Robert D. LeBlanc, Lionel L. Nowell, III and John O. Whitney. The Audit Committee (i) has sole authority to engage, retain and dismiss our independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and lawfully permitted non-audit services, subject to the pre-approval policy discussed below; (iii) reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our filings with the Securities and Exchange Commission; (iv) discusses with management, the internal auditors and our independent registered public accounting firm, our risk management policies and major risk exposures; (v) oversees the internal audit function and (vi) oversees our internal controls and reviews periodically policies and procedures regarding business conduct and ethics.

The Audit Committee has established a policy regarding the approval of audit and non-audit services provided by its independent registered public accounting firm. Specifically, the Committee pre-approves all audit and non-audit services to be provided by the independent registered public accounting firm. The Committee sets annual baskets for the amount of certain services which we would obtain from the independent registered public accounting firm and requires management to report on the specific engagements to the Committee on a periodic basis and to request any increased spending beyond the basket amounts.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence will be logged in and forwarded to the members of the Audit Committee.

The Board has determined that Mr. Nowell is an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

Compensation & Organization Committee.    During 2006, the Compensation & Organization Committee met six times. The Compensation & Organization Committee members are Robert D. LeBlanc (Chairperson), T. Rosie Albright, Ravichandra K. Saligram and John O. Whitney. Under its charter, the Compensation & Organization Committee is responsible for recommending the specific salary, bonuses, stock awards and other compensation for our elected officers, which includes the named executive officers identified in the Summary Compensation Table on page 27. The independent Directors, acting by a majority vote of the independent Directors of the full Board then in office, must approve the Chief Executive Officer’s compensation. The Board approves compensation for all other elected officers. The Compensation & Organization Committee also oversees the design of our executive compensation programs; administers and makes recommendations to the Board regarding our incentive plans and stock option plans; and reviews and approves corporate goals and objectives as they relate to Chief Executive Officer and other executive officer compensation. In addition, the Compensation & Organization Committee is responsible for reviewing annually the compensation of our independent Directors and other non-employee Directors and the principles upon which this compensation is determined. The Compensation & Organization Committee may, to the extent permitted by law, regulation or listing standards, delegate specific tasks to its Chairperson or a subcommittee consisting of at least two committee members. In considering executive and director compensation, the Compensation & Organization Committee takes into account statistical data and recommendations of the Chief Executive Officer. However, the Chief Executive Officer does not make recommendations regarding his own compensation.

The Compensation & Organization Committee considers the recommendations as well as the comparative data provided by Steven Hall & Partners, a compensation consultant engaged directly by the Compensation & Organization Committee. For a description of the analysis and other services provided by Steven Hall & Partners and previously engaged compensation consultants, see “Compensation Discussion & Analysis.”

Governance & Nominating Committee.    The Governance & Nominating Committee members are Rosina B. Dixon (Chairperson) T. Rosie Albright, Robert A. McCabe and Dwight C. Minton. During 2006, the Governance and Nominating Committee met six times. The Governance & Nominating Committee (i) establishes criteria for the selection of candidates to serve on the Board, (ii) reviews and evaluates Director candidates and makes recommendations to the Board concerning nominees for election as Board members, (iii) considers questions of Board independence, (iv) makes recommendations to the Board concerning executive officer succession, (v) oversees Board and Committee evaluations and (vi) makes recommendations to the Board regarding corporate governance matters.

The Governance & Nominating Committee recommends to the Board candidates for nomination to the Board of Directors. The Committee seeks Director candidates based upon a number of qualifications, including a candidate’s integrity, education, business judgment, business experience, accounting and financial expertise, diversity of experience, reputation, civic and community relationships, high performance standards and ability to act on behalf of stockholders. The Committee considers and recommends candidates to the Board so that the Board collectively possesses a broad range of skills and experience that can be of assistance in the operation of our business. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of Director candidates. In addition, the Committee will consider recommendations for Director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2008 Annual Meeting, a stockholder must submit the following information by December 4, 2007: (i) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending stockholder and (iii) the consent of the candidate to serve as a Director. In considering any candidate proposed by a stockholder, the Committee will reach a conclusion based on the criteria described above. The Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee. The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Executive Committee.    The Executive Committee members are Robert A. Davies, III, Rosina B. Dixon and J. Richard Leaman, Jr. The Executive Committee did not meet in 2006. The Executive Committee may exercise the authority of the Board of Directors, except as specifically reserved by Delaware law to the Board or as the Board otherwise provides.

Code of Conduct

We have adopted a Code of Conduct that applies to all employees and Directors. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Code of Conduct is available on the Investors page of our website at www.churchdwight.com. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on the Investors page of our website.

Compensation of Directors

Directors’ fees in 2006 were as follows:

• Annual Retainer:

• Chairman of the Board	$120,000
• Lead Director	$45,000
• Each other non-employee Director	$35,000

• Meeting Fees – Board of Directors:

• Chairman of the Board	$3,500
• Each other non-employee Director	$2,000

• Meeting Fees – Board Committees:

• Chairpersons of Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee	$3,500
• Each other committee Member	$2,000

We have increased Directors’ fees for 2007 as follows: • Annual Retainer:

• Chairman of the Board	$135,000
• Lead Director	$70,000
• Chairman of Audit Committee	$56,000
• Chairman of Compensation & Organization Committee	$54,000
• Chairman of Governance & Nominating Committee	$52,000
• Other non-employee Director	$50,000

• Meeting Fees – Board Committees:

• Committee Chairpersons	$4,000

Board meeting fees and Board committee meeting fees for Directors other than chairpersons remain at 2006 levels.

We pay fees to Directors in accordance with the Compensation Plan for Directors, as described below. The fees may be deferred, in accordance with the Deferred Compensation Plan for Directors, as described below.

Compensation Plan for Directors.    Those Directors not electing to defer their compensation are paid under the Compensation Plan for Directors (the “Plan”). The Plan provides for our payment of Directors’ compensation quarterly, in the form of our Common Stock. In determining the number of shares a Director is entitled to receive in a quarter, we apply the sum of one-quarter of the Director’s annual retainer and the Director’s Board and committee meeting fees earned for the quarter. We divide this amount by the closing price of a share of Common Stock as reported on the New York Stock Exchange on the last trading day of the calendar quarter for compensation paid with respect to each of the first three quarters, and on the first trading day following the Board’s regularly-scheduled meeting in December for compensation paid with respect to the fourth quarter. For the purpose of this calculation, we provide a whole share in lieu of any fractional share. Annually, a Director may elect for the next-following year to receive his or her compensation in 50% cash and 50% in our Common Stock instead of 100% in our Common Stock.

Deferred Compensation Plan for Directors.    This plan provides an opportunity for a Director to defer payment of Directors fees until the Director ceases to be a Director. In advance of each calendar year, a Director may elect to defer his or her Director’s fees into a notional investment in our Common Stock. The value of the Director’s account thereafter is adjusted to reflect the deemed rate of return, positive or negative, on the notional investment in our Common Stock. The amount of the deferred compensation payable to a Director is equal to the value of the Director’s deferred compensation account on January 1 in the year following the year in which the Director retires from the Board. This amount is payable in cash either in a lump sum or in annual installments over a period of up to ten years. The number of notional shares represented by amounts held in a participating Director’s account is set forth in the table captioned “Securities Ownership of Certain Beneficial Owners and Management” on page 12.

Stock Option Plan for Directors.    Under the Stock Option Plan for Directors, stock options are granted to all non-employee Directors to purchase shares of our Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. All shares underlying the stock options vest three years from the grant date. The stock options terminate ten years after the grant date.

Participating Directors are granted an option to purchase 5,000 shares of our Common Stock each year on the date of our annual meeting of stockholders. Newly elected Directors are granted an initial option to purchase 5,000 shares of Common Stock on the date of their election, but may not receive more than one grant in any calendar year.

Stock Ownership Guidelines For Directors.    We instituted stock ownership guidelines for non-employee Directors at the same time as we established the executive officer guidelines. For a description of our stock ownership guidelines see “Compensation Discussion and Analysis—Stock Ownership Guidelines.” The non-employee Director guidelines are based on a multiple of five times the Director’s annual retainer as of January 1, 2005 or, if later, on the date the Director was first elected. The number of shares a Director is required to hold is calculated in the same manner as for executive officers, except that the calculation for Directors is based on five times the Director’s annual retainer rather than on salary. The Non-Employee Director stock ownership guidelines will be recalibrated at the same time as the guidelines for executive officers are recalibrated.

The guidelines applicable to each of the non-employee Directors, and the Directors’ progress towards achieving the required stock ownership levels, are shown on the following table:

Name	Applicable Annual Retainer	Applicable Price Per Share	Required Number of Shares to be Held	Number of Shares Held at 12/31/06(1)
T. Rosie Albright	$35,000	$29.23	6,000	4,163
Robert A. Davies, III	$35,000	$29.23	6,000	76,242
Rosina B. Dixon	$35,000	$29.23	6,000	123,597
Bradley C. Irwin	$35,000	$36.09	5,000	149
J. Richard Leaman, Jr.	$35,000	$29.23	6,000	59,635
Robert D. LeBlanc	$35,000	$29.23	6,000	24,494
Robert A. McCabe	$35,000	$29.23	6,000	40,941
Dwight C. Minton	$35,000	$29.23	6,000	214,345
Lionel L. Nowell	$35,000	$29.23	6,000	5,737
Ravichandra K. Saligram	$35,000	$35.63	5,000	614
John O. Whitney	$35,000	$29.23	6,000	25,815

(1)

Stockholdings include shares owned by the Director or members of his or her immediate family residing in the same household and share equivalents held for the account of the Director in the Deferred Compensation Plan for Directors.

Additional Arrangements with Former Chief Executive Officers.    Mr. Minton, Chairman Emeritus of the Board, retired as our Chief Executive Officer and President on October 1, 1995. Effective on that date, we entered into an arrangement with Mr. Minton that will continue for the remainder of Mr. Minton’s life. Under the arrangement, as amended, Mr. Minton will receive annual payments of not less than $100,000. Mr. Minton received $100,000 in 2006, and the Board has determined that Mr. Minton also will receive $100,000 in 2007. In addition, under the arrangement we continue Mr. Minton’s medical benefits and provide office space and administrative support. The cost of these benefits, space and support was $88,218 in 2006. As noted above, Mr. Minton is not standing for re-election.

The Board has agreed that stock options granted to Mr. Davies, Chairman of the Board, prior to his termination of employment with us as our Chief Executive Officer on June 30, 2005, will remain exercisable until the end of the ten-year periods commencing on the grant dates of the respective options. In addition, we have agreed to provide office space and administrative support for Mr. Davies. The cost of such space and support was $10,406 in 2006.

The following table provides information regarding compensation for our non-employee Directors in 2006, which reflects the Directors fees; compensation plans and other arrangements described above. The table does not include compensation for reimbursement of travel expenses related to attending Board or Board Committee meetings.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
T. Rosie Albright	$73,000	—	$77,237	$31,232	—	$181,469
Robert A. Davies, III	$151,500	—	$15,933	—	$10,406	$177,839
Rosina B. Dixon	$74,000	—	$79,208	$491,825	—	$645,033
Bradley C. Irwin	$12,750	—	$4,403	—	—	$17,153
J. Richard Leaman, Jr.	$84,500	—	$79,208	$174,253	—	$337,961
Robert D. LeBlanc	$84,000	—	$79,208	—	—	$163,208
Robert A. McCabe	$63,000	—	$79,208	$162,807	—	$305,015
Dwight C. Minton	$53,000	—	$79,208	$58,703	$188,218	$379,129
Lionel L. Nowell, III	$63,000	—	$96,737	$26,528	—	$186,265
Ravichandra K. Saligram	$25,500	—	$10,208	$808	—	$36,516
John O. Whitney	$81,000	—	$79,208	$154,251	—	$314,459

(1)

Some Directors deferred payment of all or a portion of their fees under the Deferred Compensation Plan, as follows: Ms. Albright, $73,000; Mr. Minton, $53,000; Mr. Nowell, $63,000; Mr. Saligram, $25,500.

(2)

The amounts shown for option awards relate to stock options granted under our Stock Option Plan for Directors. These amounts are equal to the dollar amounts recognized in 2006 with respect to the Directors’ option grants for financial reporting purposes, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission. The grant date fair value of option awards granted to each Director, other than Messrs. Irwin and Saligram, in 2006, computed in accordance with SFAS 123(R), was $71,700. The grant date fair value of the option awards granted in 2006 to Messrs. Irwin and Saligram, computed in accordance with SFAS123(R), were $79,250 and $73,500, respectively. At December 31, 2006, the number of shares of our Common Stock underlying options held by the Directors listed in the table were: Ms. Albright, 19,000 shares; Mr. Davies, 47,500 shares (including 42,500 shares underlying options granted to Mr. Davies as an employee); Dr. Dixon, 55,000 shares; Mr. Irwin, 5,000 shares; Mr. Leaman, 55,000 shares; Mr. LeBlanc, 44,500 shares; Mr. McCabe, 61,000 shares; Mr. Minton, 25,000 shares; Mr. Nowell, 26,500 shares; Mr. Saligram, 5,000 shares; Mr. Whitney, 55,640 shares.

(3)

The amounts shown in this column represent earnings (based upon an investment in notional shares of our Common Stock) on each participating Director’s deferred compensation account under the Deferred Compensation Plan for Directors.

(4)

Includes, for Mr. Davies, office space and administrative support. Also includes, for Mr. Minton, a payment of $100,000 and office space and administrative support totaling $88,218 under the arrangement described on page 9 under the heading “Additional Arrangements with Former Chief Executive Officers.”

Our Executive Officers

Listed below are the names, ages and positions held by each of our executive officers and our principal accounting officer.

Name	Age	Position
James R. Craigie	53	President and Chief Executive Officer
Jacquelin J. Brova	53	Vice President, Human Resources
Mark G. Conish	54	Vice President, Global Operations
Steven P. Cugine	44	Vice President, Global New Products Innovation
Matthew T. Farrell	50	Vice President and Chief Financial Officer
Bruce F. Fleming	49	Vice President and Chief Marketing Officer
Susan E. Goldy	53	Vice President, General Counsel and Secretary
Adrian J. Huns	59	Vice President, President International Consumer Products
Joseph A. Sipia, Jr.	58	Vice President, President and Chief Operating Officer Specialty Products Division
Paul A. Siracusa	50	Vice President, Global Research & Development
Louis H. Tursi, Jr.	46	Vice President, Domestic Consumer Sales
Gary P. Halker	56	Vice President, Finance and Treasurer

All executive officers serve at the discretion of the Board of Directors. Mr. Halker, our principal accounting officer, serves at the discretion of the Chief Executive Officer.

Mr. Craigie has been our President and Chief Executive Officer and a Director since July 2004. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. Pursuant to two separate agreements, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. in April 2003 and changed its name to Top-Flite Golf Co. In addition, Top-Flite negotiated an asset purchase agreement and bid procedures with Callaway Golf Company to facilitate an expedited auction process and sale of assets. Thereafter, in June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered the auction process. In early September 2003, the bankruptcy court approved Callaway’s purchase of Top-Flite’s assets, which was completed later in the month. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of World Kitchens, Inc., a manufacturer of kitchen and household tools, Meredith Corporation, a media and marketing company, Graham Windham, a non-profit organization helping at-risk children and youth, and the Grocery Manufacturer’s Association, an industry council consisting of chief executive officers from leading consumer packaged goods companies.

Ms. Brova has been our Vice President, Human Resources since January 2006. From August 2005 to January 2006, she served as Vice President, Employee Relations and from September 2002 to July 2005 as Director, Human Resources. Prior to joining Church & Dwight in September 2002, Ms. Brova held various human resources and labor relations positions during her 25 years with Bethlehem Steel, the most recent of which was General Manager of the Corporate Compensation and Benefits Division, which she held from January 2000 to August 2002.

Mr. Conish has been our Vice President, Global Operations since December 2004. From July 1999 until December 2004, he was Vice President, Operations. From 1994 until July 1999, he was Vice President, Manufacturing and Distribution. Mr. Conish has been employed by us in various positions since 1975. Mr. Conish also serves as a member of the Board of Directors of Tasty Baking Company, a manufacturer of baked goods.

Mr. Cugine has been our Vice President, Global New Products Innovation since September 2005. From July 2004 until September 2005, he was Vice President, President of Household Products Division. From December 1999 until July 2004, he was Vice President, Human Resources. During that time he also served as Acting President of Household Products Division from August 2002 until July 2004 and as Acting President of the Specialty Products Division from October 2000 to February 2002. From 1988 to December 1999, Mr. Cugine served in several capacities with FMC Corporation, most recently as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions.

Mr. Farrell has been our Vice President and Chief Financial Officer since September 2006. Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma, Inc. from April 2002 until August 2006. From July 2000 to April 2002, he held the position of Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd. From November 1994 to June 2000, he held various senior financial positions at AlliedSignal. Mr. Farrell currently serves as a member of the Board of Directors of Lydall, Inc., a supplier of engineered thermal, acoustical and filtration products.

Mr. Fleming has been our Vice President and Chief Marketing Officer since January 2006. From August 2004 through January 2006, he was an independent consultant to private equity firms and new venture start-ups. From June 2002 through August 2004, Mr. Fleming was CEO, President and Director of BriteSmile, Inc. He served as Senior Vice President and Global Head of the OTC Medicines business of Novartis AG from June 2001 to June 2002. From March 1981 to January 2001, he held several positions at Johnson & Johnson, and served as Worldwide Vice President and a member of the Worldwide Franchise Management Board from November 1995 until January 2001.

Ms. Goldy has been our Vice President, General Counsel and Secretary since June 2003. Ms. Goldy was Associate General Counsel for ARAMARK Corporation from April 2002 to May 2003, and was Senior Vice President and General Counsel of Delco Remy International, Inc. from February 1997 through March 2002. Prior to February 1997, she was a partner at the law firm of Dechert LLP.

Mr. Huns has been our Vice President, President, International Consumer Products since the merger of Armkel, LLC into Church & Dwight on May 28, 2004. From October 2001 until the merger, he served as President, International Operations of Armkel. From May 1996 until October 2001, Mr. Huns served as President, International Division and Corporate Vice President for Carter-Wallace Inc. Prior to May 1996, he was Managing Director of the Carter-Wallace subsidiary operation in the United Kingdom for six years. Mr. Huns worked in Belgium for the Medgenix Group from 1988 to 1989 and served as Director of Marketing for the international branded health care operations of the Boots Company in England from 1978 to 1988.

Mr. Sipia has been our Vice President, President and Chief Operating Officer of the Specialty Products Division since February 2002. From 1977 through January 2002, he served in several capacities with FMC Corporation, most recently as the General Manager of its Alkali Chemical business. He also served FMC as General Manager of its Hydrogen Peroxide business and held senior positions in Global Business Management, Marketing and Operations in FMC’s Agricultural Products business.

Mr. Siracusa has been our Vice President, Global Research & Development since March 2005. Mr. Siracusa served as Senior Vice President, Research & Development for Playtex Products, Inc. from March 2000 to March 2005. From 1997 to 2000, he was Senior Vice President Research & Development for Reckitt & Coleman plc, a consumer products company, and also served that company from 1995 to 1997 as Divisional Vice President of Research & Development, North America.

Mr. Tursi has been our Vice President, Domestic Consumer Sales since July 2004. Prior to joining Church & Dwight, Mr. Tursi served as Vice President of Sales, Marketing and Customer Service of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. from 1999 to 2004. From 1998 to May 1999, he served as Vice President of Sales for Vlasic Foods International. As described above in Mr. Craigie’s biography, Top-Flite sold its assets in September 2003 under an agreement with Callaway Golf Company and a bankruptcy court administrative auction process following Top-Flite’s filing for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware in July 2003.

Mr. Halker has been our Vice President, Finance and Treasurer since January 2003 and serves as our Chief Accounting Officer. From 1995 until January 2003 he was Vice President, Controller and Chief Information Officer. Mr. Halker has been employed by us in various positions since 1977.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning ownership of our Common Stock as of March 9, 2007 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our Common Stock, (ii) each Director and each nominee for election as a Director, (iii) each executive officer named in the Summary Compensation Table under “Executive Compensation,” and (iv) all Directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to the person’s name.

	Amount and Nature of Beneficial Ownership(1)			Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)		Percent of Class
Neuberger Berman, Inc.(4)	8,403,785		12.79%	—
Capital Research & Management Company(5)	3,342,600		5.09%	—
T. Rosie Albright	—		*	4,169
James R. Craigie	145,219	(6)	*	29,107
Robert A. Davies, III	76,242		*	—
Rosina B. Dixon	132,147	(7)	*	50,023
Bradley C. Irwin	149		*	—
J. Richard Leaman, Jr.	86,938		*	17,723
Robert D. LeBlanc	53,678		*	—
Robert A. McCabe	75,406		*	16,559
Dwight C. Minton	212,610	(8)	*	6,745
Lionel L. Nowell, III	18,625		*	3,617
Ravichandra K. Saligram	—		*	615
John O. Whitney	55,149	(9)	*	15,689
Matthew T. Farrell	38,210	(10)	*	2,297
Adrian J. Huns	1,360	(11)	*	8,965
Joseph A. Sipia, Jr	59,459	(12)	*	6,671
Louis H. Tursi, Jr.	9,109	(13)	*	1,065
All Executive Officers and Directors as a Group (23 Persons)	1,235,047	(14)	1.86%	189,671

*	Less than 1%

(1)

Applicable percentage of ownership is based on 65,717,706 shares of our Common Stock outstanding as of March 9, 2007. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our Common Stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 9, 2007 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The shares listed in the “Shares” column do not include notional shares of our Common Stock credited to the account of Directors under the Deferred Compensation Plan for Directors or credited to the account of executive officers under the Executive Deferred Compensation Plan. Notional shares do not represent actual shares, but represent cash interests equivalent in value to the fair market value of shares of our Common Stock; gains or losses in the cash interests are based upon gains or losses in the fair market value of our Common Stock. These notional shares are reflected in the table in the column labeled “Notional Shares in Deferred Compensation Plans.” Notional shares are not outstanding and, therefore, holders of notional share accounts are not entitled to vote with respect to the notional shares.

(3)

The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 9, 2007, as follows: Dr. Dixon, 45,000 shares; Mr. Leaman, 45,000 shares; Mr. LeBlanc, 30,000 shares; Mr. McCabe, 45,000 shares; Mr. Minton, 15,000 shares; Mr. Nowell, 16,500 shares; Mr. Whitney, 45,000 shares; Mr. Craigie, 124,998 shares; Mr. Sipia, 51,550 shares; all executive officers and Directors as a group, 627,598 shares.

(4)

Neuberger Berman, Inc. has provided the following information in Amendment No. 3 to its Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007. As of December 31, 2006, Neuberger Berman, Inc. has sole voting power over 209,136 shares, shared voting power over 6,776,950 shares and shared investment power over 8,403,785 shares. With respect to the 6,776,950 shares over which Neuberger Berman, Inc. has shared voting power, Neuberger Berman, LLC and Neuberger Berman Management Inc. also are deemed to be beneficial owners. Neuberger Berman, Inc. owns 100% of each of Neuberger Berman, LLC and Neuberger Berman Management Inc. Of the 6,776,950 shares over which Neuberger Berman, Inc. has shared voting power, 6,701,250 shares are beneficially owned by Neuberger Berman equity funds. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman’s various mutual funds. The 1,626,835 share difference in voting and investment power relates to clients’ accounts over which Neuberger Berman, Inc. has shared investment power but no voting power. The address of Neuberger Berman, Inc. is 605 Third Avenue, New York, New York 10158-3698.

(5)

Capital Research & Management Company has provided the following information in its Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007. As of December 31, 2006, Capital Research & Management Company has sole voting and investment power over 3,342,600 shares. The address of Capital Research Management Company is 333 South Hope Street, Los Angeles, CA 90071.

(6)

Includes Mr. Craigie’s interest in 1,864 shares through our Profit Sharing and Savings Plan and 4,923 shares of restricted stock. Includes 720 shares of our Common Stock, 2,077 shares of restricted stock, 11,511 notional shares of our Common Stock in the Executive Deferred Compensation Plan and options to purchase 35,330 shares exercisable currently to be transferred pursuant to a Separation Agreement with his former wife, dated February 23, 2007, as amended.

(7)	Includes 13,500 shares held by a trust for which Dr. Dixon serves as co-trustee and as to which Dr. Dixon holds shared voting power.

(8)	Includes 78,846 shares held by a trust for which Mr. Minton serves as co-trustee.

(9)	Includes 4,116 shares held by a trust for which Mr. Whitney serves as a co-trustee.

(10)	Includes Mr. Farrell’s interest in 79 shares through our Profit Sharing and Savings Plan and 35,477 shares of restricted stock.

(11)	Includes Mr. Huns’ interest in 247 shares through our Profit Sharing and Savings Plan and 1,103 shares of restricted stock.

(12)	Includes Mr. Sipia’s interest in 862 shares through our Profit Sharing and Savings Plan and 1,423 shares of restricted stock.

(13)	Includes Mr. Tursi’s interest in 5,510 shares through our Profit Sharing and Savings Plan and 148 shares of restricted stock.

(14)	Includes interests of executive officers in 39,631 shares through our Profit Sharing and Savings Plan, and 46,409 shares of restricted stock.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Church & Dwight assists the Board in its oversight of the integrity of our company’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of the company’s internal control over financial reporting. Deloitte & Touche LLP, our company’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of the company’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of the company, (ii) expressing an opinion on management’s assessment of the company’s internal control over financial reporting and (iii) expressing its own opinion on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements, management’s assessment of internal control over financial reporting and Deloitte & Touche LLP’s evaluation of the company’s internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

J. Richard Leaman, Jr., Chairperson

Bradley C. Irwin

Robert D. LeBlanc

Lionel L. Nowell, III

John O. Whitney

Dated: February 20, 2007

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees related to the 2005 and 2006 fiscal years payable to our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2006	2005
Audit Fees	$2,543,000	$2,214,000
Audit-Related Fees(1)	181,000	377,000

Total Audit and Audit-Related Fees	$2,714,000	$2,591,000
Tax Fees(2)	$463,000	$937,000
All Other Fees(3)	$50,000	$10,000

(1)	Audit-related fees include services for acquisition related due diligence work.

(2)	Tax fees include services for compliance and planning.

(3)	All other fees include services to assist us in determining the amount of contractual payment obligations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers.”

2006 COMPENSATION

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2006 was designed to meet the following objectives:

•	Provide compensation that is competitive in markets in which we compete for management talent. We refer to this objective as “competitive compensation.”

•	Condition a majority of a named executive officer’s compensation on a combination of short and long-term performance. We refer to this objective as “performance incentives.”

•

Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive officer and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2006 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Incentive Compensation	Performance Incentives Competitive Compensation Stockholder Incentives

Stock Options	Performance Incentives Stockholder Incentives Competitive Compensation Retention Incentives

Restricted Stock Awards	Stockholder Incentives Retention Incentives

In addition, as described below, we entered into change-in-control agreements with the named executive officers in 2006, principally as a retention incentive.

Determination of Competitive Compensation

In assessing competitive compensation for 2006, we relied on data provided to us in 2005 by our compensation consultants, Pearl Meyer & Partners and, subsequently, Steven Hall & Partners. We selected Steven Hall & Partners as a successor consultant because the individuals employed by Pearl Meyer & Partners who provided services to the Compensation & Organization Committee left Pearl Meyer & Partners and became employees of Steven Hall & Partners. The data provided by the compensation consultants focused on the compensation level of a comparator group of consumer packaged goods companies selected in 2003 that had revenues in the range of approximately 50 to 200 percent of our revenues and distribution channels that are similar to ours. The comparator companies were the following:

• Alberto Culver Company	• McCormick & Company Incorporated
• American Greetings Corporation	• Perrigo Company
• Blyth, Inc.	• Playtex Products, Inc.
• Brown-Forman Corporation	• Revlon, Inc.
• Coca-Cola Bottling Co. Consolidated	• The J. M. Smucker Company
• Corn Products International, Inc.	• Tupperware Brands Corporation
• Del Monte Foods Company	• United National Foods, Inc.
• Energizer Holdings, Inc.	• UST Inc.
• Lancaster Colony Corporation	• Wm. Wrigley Jr. Company

We generally seek to structure total direct compensation, namely base salary, annual incentive plan payout at target and long term incentives, at a level that approximates the 50th percentile of the comparator companies. We have not followed this guideline rigidly, and the Compensation & Organization Committee of our Board of Directors has from time to time made determinations that represent a departure from this general guideline. Moreover, a majority of our compensation is performance-based, and actual cash compensation paid to our named executive officers may vary considerably from that paid to executive officers in the comparator companies, based on achievement of performance targets. In addition, as explained in more detail below under “Long Term Incentives—Stock Options,” our long-term incentive compensation continues to be based on stock options. Many of the comparator companies provide other forms of long-term incentives.

In 2006 and 2007, the Compensation & Organization Committee of the Board of Directors reviewed the makeup of the comparator companies in order to select a comparator group that is large enough to provide more robust data. The Compensation & Organization Committee retained Steven Hall & Partners to assist it in this effort. After reviewing data and recommendations provided by Steven Hall & Partners, the Compensation & Organization Committee determined to expand the comparator company group to 32 companies in the consumer goods industry. The companies in the expanded comparator group have brand management focus and distribution channels similar to ours. There is a strong likelihood that an executive officer’s skills will be transferable among these companies, so we would expect to compete with these companies for executive officer talent. The new comparator group includes companies with revenues ranging from approximately 25 to 250 percent of our revenues. Companies added to our comparator group were:

• Central Garden & Pet Company	• Libbey Inc.
• Chiquita Brands International, Inc.	• Nu Skin Enterprises, Inc.
• The Clorox Company	• NBTY, Inc.
• Cott Corporation	• PepsiAmericas Inc.
• Flowers Foods, Inc.	• The Scotts Miracle-Gro Company
• Helen of Troy Limited	• Spectrum Brands, Inc.
• The Hershey Company	• TreeHouse Foods, Inc.
• Imperial Sugar Company	• Yankee Candle Company, Inc.
• Lance, Inc.

The following three companies are no longer among the comparator companies: Brown-Forman Corporation, Corn Products International, Inc. and Lancaster Colony Corporation. The Compensation & Organization Committee removed these companies due to differences in their branded products or distribution channels from ours. The Compensation & Organization Committee did not reference data with respect to the expanded group in connection with 2006 compensation decisions, but will reference this data in 2007.

Employment of Matthew T. Farrell

The compensation of Matthew T. Farrell, our Chief Financial Officer, was largely based on the terms of an offer letter we negotiated with Mr. Farrell in connection with the commencement of his employment in September 2006. While we referenced industry data in structuring our initial offer to Mr. Farrell, the final terms of the offer letter reflect changes resulting from our negotiations. In addition to the components of Mr. Farrell’s compensation discussed below, he received a sign-on bonus of $175,000, which is refundable to us if Mr. Farrell terminates his employment within one year following the commencement of his employment. He will receive a second payment of $175,000 on the first anniversary date of the commencement of his employment.

Salaries

We reference salary practices by the comparator companies in determining executive officer salaries. Specifically, we compared the salary of each named executive officer to that of his or her counterparts in the comparator companies based on the data provided by Pearl Meyer & Partners. We also used compensation surveys in order to obtain additional useful data, primarily for executive officers other than the Chief Executive Officer and Chief Financial Officer, because the data regarding the comparator companies provided limited comparative information for the other executive officers. In support of our performance-based compensation objective, we seek to position base salaries to be a slightly lower percentage of total direct compensation than the median of the comparator companies and the companies in the compensation surveys. Salary decisions were also affected by our determination, described below, to set target award levels under our annual incentive plan at the same percentage of salary for all executive officers other than James R. Craigie, our Chief Executive Officer, and Mr. Farrell. This resulted in target award percentage increases for some executive officers, and percentage decreases for others. For those executive officers whose target award percentage increased, we did not provide salary increases because the increase in their target award levels caused their compensation to approximate our guideline for total direct compensation. For those executive officers whose target award percentage decreased, we provided a salary increase of 3.3 percent to offset the reduction in the percentage used to compute target award levels under our annual incentive plan, as well as a merit increase that addressed individual performance and salary range considerations.

In the case of Mr. Craigie, the data provided by Pearl Meyer & Partners in 2005 suggested that an increase of 7.14 percent would position him at the median level of the comparator companies. The Compensation & Organization Committee determined to provide Mr. Craigie an increase of approximately 5 percent, or $35,000. Unlike other named executive officers, Mr. Craigie’s target award percentage was not adjusted in 2006.

In accordance with the terms of his offer letter, Mr. Farrell’s annual salary rate during 2006 was equal to the annual salary he was receiving from his former employer at the time he accepted the offer letter.

Annual Incentive Plan

The principal objective of our annual incentive plan is to align executive and stockholder interests by providing an incentive to achieve performance goals that support long-term stockholder return. We consider competitive factors, including total cash compensation, which includes salary and annual incentive bonus, in determining the amount of annual incentive award opportunities. As noted above, we seek to structure total direct compensation to be comparable to the median level of the comparator companies. This guideline influences our target award levels, but actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executive officers based on a percentage of their salary. In 2006, we reduced the percentage for some executive officers, and increased the percentage for others, so that the percentage of salary payable at target award levels for all executive officers other than Messrs. Craigie and Farrell is the same. We believed that this change would unify the commitment of the affected executive officers towards achievement of our annual performance goals. For 2006, the applicable percentages were as follows:

Name	Percentage of Salary Payable at Target Award Level
James R. Craigie	100%
Matthew T. Farrell	*
Zvi Eiref	50%
Adrian J. Huns	50%
Joseph A. Sipia, Jr.	50%
Louis H. Tursi	50%

*	In accordance with the terms of his offer letter, Mr. Farrell’s percentage for 2007 will be 55% and thereafter will be 60%. Mr. Farrell was guaranteed a payout of 50% of his annual salary, or $225,000, with respect to 2006.

For named executive officers who did not have division responsibilities, all of their target award was based on corporate performance. However, 20 percent of the award that is payable based on achievement of the corporate performance objectives is subject to adjustment based on the achievement of individual objectives, as described below. The 2006 corporate performance component was comprised of the following measures:

Net Sales	40%
Operating Margin	40%
Net Debt	20%*

*	Net debt equals total debt less cash.

For named executive officers with division responsibilities, 60 percent of their target award was based on corporate performance, comprised of the same measures as set forth above, and 40 percent was based on division performance. However, one-third of the award that is payable based on achievement of the corporate performance objectives (which is equivalent to 20 percent of the total award, if all target objectives are met) is subject to adjustment based on the achievement of individual objectives, as described below. Division performance was composed of the following measures:

Division Net Sales	50%
Division Operating Margin	50%

The respective actual net sales, operating margin and net debt amounts used to compute performance reflect adjustments approved by the Compensation & Organization Committee to eliminate the effect of items such as financial results of entities acquired during the performance period, foreign exchange fluctuations and unbudgeted plant closing expenses. We do not believe that these items appropriately reflect management performance for purposes of the annual incentive plan.

We selected net sales as a measure of performance because it is a key metric used in our industry. We believe that in a mature industry subject to intense competition, net sales is a fundamental measure of our ability to compete effectively and grow. We selected operating margin because our profitability is largely dependent on our ability to control expenditures and realize a meaningful return from the sale of our products. Finally, we selected net debt because our indebtedness has increased over the past few years, principally due to several acquisitions. A reduction in net debt is an indication both of the success of these acquisitions as well as our ability to generate cash.

With respect to each performance measure, we apply a scale of 0.0 to 2.0 to determine a corporate and division performance rating. A rating of 1.0 indicates that target performance has been achieved. A rating of 2.0 indicates that the maximum performance level has been achieved or exceeded. A rating of 0.0 indicates that performance is below the level at which any payment would be made under the annual incentive plan.

With respect to corporate performance in 2006, the ratings were as follows:

Net Sales	1.50
Operating Margin	1.50
Net Debt	1.37

The corporate performance rating for 2006 was equal to the weighted average number of these factors, or 1.48. The division performance ratings for 2006 were: Consumer Domestic, 1.58; Consumer International, 0.93; Specialty Products, 1.00.

As noted above, a portion of an executive officer’s award that is payable based on achievement of the corporate performance objectives was subject to adjustment based on the achievement of individual objectives. The Compensation & Organization Committee could choose to increase, decrease or leave unchanged the rating initially assigned to this portion of the award based on its assessment of an executive officer’s performance with respect to a number of specific objectives within the following six categories:

•	Brand positioning—This category covers objectives related to marketing our brands.

•	New product development.

•	Global leverage—This category covers objectives related to the growth of our international businesses and application of our supply chain and support resources worldwide.

•	Low cost—This category covers objectives relating to controlling expenses.

•	Merger and acquisition and divestiture activity.

•	Superior leadership—This category covers objectives related to the effectiveness of functional leadership.

Based on the applicable performance ratings, as adjusted to reflect individual performance, payments to the named executive officers were as follows:

Name	Actual Award	Actual Award as Percentage of Target Award Opportunity
James R. Craigie	$1,121,300	154.4%
Matthew T. Farrell	$225,000	*
Zvi Eiref	$296,300	154.4%
Adrian J. Huns	$203,300	126.0%
Joseph A. Sipia, Jr.	$191,100	128.8%
Louis H. Tursi	$244,000	157.4%

*	Mr. Farrell’s award was set under the terms of his offer letter.

In accordance with Securities and Exchange Commission regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The awards resulting from a rating increase based on achievement of individual objectives appear in the “Bonus” column. The other awards appear in the “Non-Equity Incentive Plan Compensation” column. In this regard, the awards in the “Non-Equity Incentive Plan Compensation” column were determined based on the arithmetic criteria described above.

Long-Term Incentives—Stock Options

We generally seek to position long-term incentive awards for the named executive officers to be approximately equivalent to the median level of the comparator companies. We have continued to utilize options on our common stock as our principal form of long-term compensation. Our stock options:

•	have a 10 year term,

•	vest as to all underlying shares on the third anniversary of the date of grant and

•

have an exercise price equal to the fair market value per share on the date of grant, which we determine based on the average of the highest and lowest selling prices as reported on the New York Stock Exchange on the date of grant.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is entirely dependent on the increase in the market price of our common stock following the date of grant.

Under our long-term incentive program, we grant stock options to each of our named executive officers on an annual basis, based on a multiple of the executive officer’s salary. In connection with our 2006 grants, we used the following multiples of salary for our named executive officers:

Name	Multiple of Salary
James R. Craigie	4.7	x
Matthew T. Farrell		*
Zvi Eiref	2.8	x
Adrian J. Huns	2.1	x
Joseph A. Sipia, Jr.	2.1	x
Louis H. Tursi	2.1	x

*	Mr. Farrell’s 2006 stock option grant was determined in accordance with the terms of his offer letter. His salary multiple for 2007 will be 2.5, in accordance with the terms of his offer letter.

The multiples were increased in 2006 for named executive officers other than Mr. Farrell based on a 2005 Steven Hall & Partners study indicating that the total long-term incentive opportunity for our executive officers was below the median of our comparator group. Therefore, we increased the multiple of base salary used to determine the number of stock options to be granted as follows: Mr. Craigie, 4.0x to 4.7x; Mr. Eiref 2.4x to 2.8x; Mr. Huns, 1.8x to 2.1x; Mr. Tursi, 1.6x to 2.1x. Mr. Sipia’s multiple was unchanged, because his employment agreement provided for a 0.3x incremental increase in the 1.8x multiple previously assigned to him. We assigned the same multiple to Mr. Sipia as we did to Messrs. Huns and Tursi, but eliminated the application of the incremental increase. As noted

below, we have provided Mr. Sipia an extended exercise period for shares underlying options issued with respect to 0.3x of his salary, following a termination of his employment.

We divided the dollar amount available for option grants to each named executive officer by the average of the high and low market prices for a share of our common stock on the date of grant to determine the number of stock options granted to the executive officer. Mr. Farrell was not employed by us at the time of the determinations described above. In accordance with the terms of his offer letter, we granted to Mr. Farrell, on the date his employment with us commenced, options to purchase 75,000 shares.

We have agreed to an extended exercise period with respect to a portion of the shares underlying Mr. Sipia’s options. As to those shares, the option may be exercised up to three years following termination of his employment, rather than within 90 days as is typically the case, but in no event beyond the stated termination date established at the time of grant. We agreed to this provision as an accommodation to Mr. Sipia when we eliminated the additional 0.3x multiple of salary we previously provided in determining the dollar amount available for option grants to him.

The number of shares underlying stock options granted to the named executive officers are set forth below in the Grants of Plan Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan Based Awards table. The dollar amount shown in the Summary Compensation Table generally reflects the dollar amount recognized for financial statement purposes. Therefore, it includes amounts with respect to only a portion of the stock options granted in 2006, while also including amounts from earlier option grants. See the footnotes to the Summary Compensation Table for further information.

During 2006, the Compensation & Organization Committee considered changes in the structure of our long-term compensation. The Compensation & Organization Committee retained Steven Hall & Partners to review long-term compensation practices. Steven Hall & Partners advised us that many of the comparator companies utilized restricted stock, some in addition to stock options, and several of the comparator companies utilized performance-based long-term incentives. The Compensation & Organization Committee considered the use of restricted stock-based programs with vesting tied to the achievement of long-term performance targets, but concluded that appropriate long-term performance targets that tie executive officer performance to stockholder return were not sufficiently developed to warrant adoption. As suitable long-term performance targets are developed, we may consider alternate forms of long-term incentives for our named executive officers.

Although we did not view restricted stock as a component of our long-term incentive program in 2006, we provided 35,000 restricted share units to Mr. Farrell, in accordance with the terms of his offer letter. One third of the units will vest on each of the first three anniversaries of the date of grant, which was the date his employment with us commenced.

We have applied special provisions regarding the options granted in 2005 and 2006 to Mr. Craigie and intend to apply these provisions to his future option grants. Under these provisions, if his employment with us terminates for any reason other than for cause after he has been employed by us for five years and if he is in compliance with our stock ownership guidelines, his options will remain exercisable until the end of their stated term and will continue to vest in accordance with the terms of the grant. Mr. Craigie previously met the condition that he acquire at least $500,000 of our common stock in 2005. The Compensation & Organization Committee approved this provision to encourage Mr. Craigie to maintain a long-term focus on our strategy and a long-term interest in our securities, and to remove requirements and incentives to exercise options and sell underlying shares within a short time following termination of his employment.

We also applied special provisions regarding the options granted to Mr. Eiref in 2005 and 2006, extending the period during which his options may be exercised following his retirement from three to five years. The Compensation & Organization Committee approved this change based on Mr. Eiref’s long and dedicated service to us.

Restricted Stock Award Program

We believe it is very important to enhance the linkage of the interests of our executive officers to those of our stockholders by encouraging ownership of our common stock. Under our restricted stock award program, we award restricted stock to executive officers when those executive officers acquire our common stock. Specifically, we award shares of restricted stock to an executive officer who, during a calendar year,

•	defers a portion of his or her salary into a notional investment in common stock under our executive deferred compensation plan, or “EDCP,”

•	defers a portion of his or her award under the annual incentive plan, subject to a limit of 50 percent of the target bonus amount, into a notional investment in our common stock fund under the EDCP,

•	transfers funds within the EDCP into the notional investment in common stock or

•	otherwise purchases our common stock, except as described below.

We award the restricted stock on the first Monday in March of the succeeding calendar year. The number of shares awarded has a fair market value equal to 20 percent of the value of the acquired notional investment in our common stock and the otherwise purchased common stock. For this purpose, the value of the acquired notional investment and otherwise purchased common stock may not exceed 50 percent of the executive officer’s target bonus in the year preceding the year in which we award the restricted stock. Restricted shares awarded under the program vest on the third anniversary of the date of award. In addition to encouraging share ownership, we believe the vesting terms of the restricted stock provide a meaningful incentive for continued employment. Restricted shares issued under this program in 2006 are set forth below in the Grants of Plan-Based Awards Table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.”

The restricted stock award program is not intended to provide an incentive to purchase our common stock where other incentives related to the acquisition of our common stock already exist. Therefore, we do not award restricted stock for purchases of our stock under plans that provide discounts or other direct economic benefits for employees. For example, we do not provide restricted stock awards for purchases of our common stock under our employee stock purchase plan, which provides a discount from market price permitted by the Internal Revenue Code, or under our savings and profit sharing plan, which provides for our matching contributions on a portion of employee contributions into the plan.

Perquisites and Charitable Contributions

We currently do not have programs for providing personal benefit perquisites to executive officers. Mr. Eiref participated, prior to his retirement, in an insurance program under which we annually provide an amount equal to the premium that would be charged on a life insurance policy providing a death benefit equal to two times the executive officer’s salary. The program has been closed to new participants for a number of years. In addition, Mr. Eiref is eligible to receive $2,280 annually under a retiree medical insurance program that reimburses him for the cost of any medical insurance policy he purchases for himself or his spouse to supplement Medicare coverage. This program, which was available to all domestic employees, was closed to new employees after 1995.

In 2005 and 2006, we reimbursed Mr. Craigie for legal fees relating to a lawsuit filed by a former employee of Top Flite Golf Co. against Mr. Craigie, who was Top Flite’s former Chief Executive Officer, and the former Chief Financial Officer of Top Flite. The litigation occurred following the determination to exclude the former employee from participation in a retention bonus program. The court ultimately ruled in Mr. Craigie’s favor, granting summary judgment, and the former employee did not appeal the judgment.

The lawsuit was filed after Mr. Craigie became our Chief Executive Officer, and because Top Flite was in bankruptcy, he could not look to Top Flite for reimbursement in connection with actions he took as its Chief Executive Officer. We decided to reimburse Mr. Craigie to insure that he had effective counsel in the litigation and to minimize, to the extent possible, the distraction caused by the litigation.

We also provided reimbursement to Mr. Craigie with regard to legal advice relating to the transfer of Church & Dwight securities to his former spouse. Because these transfers would have an effect on filings and disclosures we would be required to make, and because the expense was limited, we determined to provide the reimbursement.

We do not participate in charitable awards programs or charitable legacy programs in the name of any of our directors. We do, from time to time, make donations to charities to which our directors and executive officers provide service. The aggregate amount of all donations to these charities was less than $100,000 in 2006.

STOCK OPTION GRANT PRACTICES

For the past several years, our Compensation & Organization Committee has followed a practice of making our annual stock option grants to executive officers and others effective on the Monday falling most closely to the midpoint between the first and second quarter earnings releases. A grant to a new employee is effective on the date the employee commences employment with us, and special grants made to employees at times other than the time of the annual grant are effective on the first trading day of the month following approval of the grant. The per share exercise price of stock options is equal to the average of the high and low prices of a share of our common stock on the effective date of a grant. We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with a long-standing schedule.

Our Compensation & Organization Committee delegates to our Vice President Human Resources the ability to approve stock option grants for employees who are not executive officers. The grants may be made at times other than the time of annual grant and are utilized for new hires and for performance recognition. The Compensation & Organization Committee approved 72,000 shares for these purposes in 2006. The timing and pricing of the option grants in 2006 conformed to the Compensation & Organization Committee practices described in the preceding paragraph.

STOCK OWNERSHIP GUIDELINES

In 2004, we adopted executive officer stock ownership guidelines to further align the interests of executive officers with the interests of our stockholders. The guidelines specify the number of shares of our common stock that our executive officers must accumulate by the end of 2009. Original guidelines were established on January 1, 2005 based on salary levels on that date and the average closing price of our common stock during 2004. An executive officer who became subject to the guidelines after January 1, 2005 had stock ownership requirements computed based on a multiple of his or her salary at the time the executive officer became subject to the guidelines and the average closing price of our common stock for the prior 365-day period. In each case, the number of shares resulting from the calculation is rounded to the nearest 1,000 shares. Every three years, we recalibrate the stock ownership requirements based on the then current base salaries and prior average closing stock price over the preceding 12 months. The Compensation & Organization Committee reviews the executive officers’ progress towards compliance with the guidelines semi-annually.

The guidelines applicable to each of the named executive officers, and the named executive officer’s progress towards achieving the required stock ownership levels, are shown on the following table:

Name	Applicable Base Salary(1)	Multiple of Salary Subject to Guidelines		Applicable Price Per Share	Required Number of Shares to be Held	Number of Shares Held at 12/31/06(2)
James R. Craigie	$650,000	5.0	x	$29.23	111,000	42,248
Matthew T. Farrell	$450,000	5.0	x	$35.63	63,000	37,559
Adrian J. Huns	$295,700	2.5	x	$29.23	25,000	10,296
Joseph A. Sipia, Jr.	$268,000	2.5	x	$29.23	23,000	14,226
Louis H. Tursi	$300,000	2.5	x	$29.23	26,000	6,668

(1)

Applicable base salary refers to the base salaries in effect on January 1, 2005, except for Mr. Farrell, whose applicable base salary is the base salary in effect upon commencement of his employment. Base salary levels will be readjusted in 2008.

(2)

Stockholdings include shares owned by the executive officer or members of his or her immediate family residing in the same household, shares held for the executive officer’s account in a company plan, restricted stock held by the executive officer and stock units held for the account of the executive officer in the EDCP.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements that address compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package.

Savings and Profit Sharing Plan for Salaried Employees

This plan is a tax-qualified defined contribution plan available to all of our domestic salaried employees. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 70 percent of his or her salary (12 percent for highly compensated employees in 2006) on a pre-tax or post-tax basis (post-tax contributions are limited to six percent of salary). We provide a matching contribution equal to 50 percent of the first six percent of salary that an employee contributes in any year. In addition, the plan provides a profit-sharing feature under which we make an annual contribution to the account of each employee based on our performance in the preceding year. The performance measures used to calculate the annual contribution level are identical to the company-wide measures described above under “Annual Incentive Plan,” and achievement of target performance would result in a contribution of 6.5 percent. Based on our performance, we made a contribution equal to 7.80 percent of a participant’s eligible compensation in respect of 2005 performance. In 2007, we made a contribution of 8.88 percent in respect of 2006 performance. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a company stock fund. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed limits under the Internal Revenue Code ($220,000 in 2006).

Executive Deferred Compensation Plan (“EDCP”)

This plan, which has been in effect for over 20 years, is a nonqualified deferred compensation plan that provides tax benefits for executive officers. All named executive officers participate in the plan. Under the EDCP, an executive officer can defer up to 85 percent of his or her salary and up to 85 percent of amounts paid to the executive officer under our annual incentive plan. We provide a contribution equal to any matching contributions and profit sharing contributions we would have made to the participant’s account under our savings and profit sharing plan were it not for (1) the Internal Revenue Code limit on the amount of eligible compensation under that plan and (2) the participant’s deferrals into the EDCP. Amounts deferred under the EDCP generally are not subject to federal, and in many cases state, income taxes until they are distributed. An executive officer can choose to have his or her contributions allocated to one or more of several notional investments, including a notional investment in our common stock. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An executive officer may choose to receive a payout following retirement, either in a lump sum or in annual installments, in accordance with the terms of the EDCP. Alternatively, the executive officer may choose to receive an in-service distribution in a lump sum or in up to four annual payments in accordance with the terms of the EDCP. The EDCP also includes provisions for payment upon death or disability. See the Deferred Compensation table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

Change in Control and Severance Agreements

In 2005, the Compensation & Organization Committee retained Pearl Meyer & Partners to provide a review of change in control arrangements for executive officers, including the practices of the comparator companies. The Pearl Meyer & Partners study noted that 14 of the 18 comparator companies provide certain benefits and protection upon a change in control, although there were differences among the companies with regard to the scope of benefits.

Based on the Pearl Meyer & Partners study and consideration by both the Compensation & Organization Committee and the Board of Directors, we adopted change in control and severance agreements for our executive officers. In making this determination, we considered that these agreements can create management stability during a period of uncertainty. Absent such agreements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We believe that the agreements serve to provide financial security to an executive officer in the event the executive officer is terminated without cause following a change in control by providing a meaningful payment to the executive officer. The agreements also provide clear statements of the rights of the executive officers and protect against a change in employment and other terms by an acquirer that would be unfavorable to the executive officer. We also determined to provide benefits, although at a lower level, for certain types of employment terminations that do not follow a change in control. We believe these severance obligations provide a competitive benefit that enhances our ability to retain capable executive officers.

The change in control and severance agreements provide for payments and other benefits if an executive officer’s employment is terminated without cause, or if an executive officer terminates employment for “good reason,” within two years following a change in control. These provisions require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event, before payment is made. The agreement also provides for lesser payments if these types of terminations occur outside of the context of a change in control. In addition, if the executive officer becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment to be received under the agreement in connection with a change in control, additional payments will be made to the executive officer. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive officer will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payment.

The change in control and severance agreements replaced change in control or severance provisions in our employment agreements with some of our executive officers. See “Potential Payments Upon Termination or Change in Control” for further information regarding benefits under the change in control and severance agreements.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executive officers, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock option plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. We have also determined to seek stockholder approval of our new annual incentive plan in order to preserve the deductibility of non-discretionary awards made under the plan. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

As noted above, under our change in control and severance agreements, our executive officers will be entitled to receive an additional payment if payments to them resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in additional payments to our executive officers, particularly Mr. Craigie, who is entitled to receive a larger payment than other executive officers following a change in control if the conditions for payment are satisfied. Nevertheless, we believe that the payments relating to the excise tax are appropriate to preserve the intended benefits under the agreements, as well as the incentive for executive officers to maintain their employment with us.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

In connection with 2006 compensation for executive officers, Mr. Craigie, aided by our human resources department, provided statistical data and recommendations to the Compensation & Organization Committee. Mr. Craigie did not make recommendations as to his own compensation. While the Compensation & Organization Committee utilized this information, and valued Mr. Craigie’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation & Organization Committee.

ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION

As set forth in the Charter of the Compensation & Organization Committee, one of the Committee’s purposes is to administer our executive compensation program. It is the Compensation & Organization Committee’s responsibility to oversee the design of executive compensation programs, recommend to the Board of Directors the types and amounts of compensation for executive officers, and administer our incentive compensation and stock option plans. All compensation for Mr. Craigie ultimately must be approved by a majority of the independent Directors of the Board, while the entire Board of Directors approves compensation for other executive officers. Our human resources department supports the Compensation & Organization Committee’s work, and in some cases acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation & Organization Committee directly engages outside consulting firms to assist in its review of compensation for executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Robert D. LeBlanc, Chairperson

T. Rosie Albright

Ravichandra K. Saligram

John O. Whitney

2006 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chief Executive Officer, current and previous Chief Financial Officers and each of the next three most highly paid executive officers for 2006. We sometimes refer to these persons as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1) (2)		Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)		Total ($)
James R. Craigie President and Chief Executive Officer	2006	$726,050	$46,450		$43,329		$1,242,389	$1,074,850	$401,897	$186,409	(7)	$3,721,374

Zvi Eiref Vice President Finance and Chief Financial Officer(8)	2006	$383,750	$12,325		$3,038		$1,085,971	$283,975	$572,369	$83,996	(9)	$2,425,424

Matthew T. Farrell Vice President and Chief Financial Officer	2006	$128,077	$400,000	(10)	$238,762	(10)	$105,797	—	—	$14,292	(11)	$886,928

Adrian J. Huns Vice President, President International Consumer Products	2006	$322,750	$400,000	(12)	$11,922		$178,975	$203,300	$269,301	$54,423	(13)	$1,440,671

Joseph A. Sipia, Jr. Vice President, President and Chief Operating Officer Specialty Products Division	2006	$296,800	—		$12,065		$210,365	$191,100	$202,076	$95,837	(14)	$1,008,243

Louis H. Tursi, Jr. Vice President, Domestic Consumer Sales	2006	$310,000	$14,600		$1,438		$200,735	$229,400	$10,701	$55,293	(15)	$822,167

(1)

The following executive officers deferred a portion of their annual incentive plan award payouts under the Executive Deferred compensation Plan (“EDCP”): Mr. Craigie, $560,650; Mr. Farrell, $220,261; Mr. Huns, $81,320. In addition, if deferrals are made into a notional investment in our Common Stock under the EDCP, we provide restricted stock having a fair value equal to 20 percent of the value of the acquired notional investment. See “Compensation Discussion and Analysis—2006 Compensation—Restricted Stock Award Program” and the Grants of Plan-Based Awards table on page 29 for additional information.

(2)	See “Compensation Discussion and Analysis—2006 Compensation—Annual Incentive Plan” for information regarding the amounts in this column.

(3)

The amounts shown for stock awards are equal to the dollar amounts recognized for financial statement purposes in 2006 with respect to restricted stock awards, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. For information regarding the number of shares subject to 2006 restricted stock awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 29.

(4)

The amounts shown for option awards are equal to the dollar amounts recognized for financial statement purposes in 2006 with respect to stock option grants, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. For information regarding the number of shares subject to 2006 stock option grants, other features of those grants, and the grant date fair value of the grants, see the Grants of Plan-Based Awards table on page 29.

(5)

Represents payments under our annual incentive plan based on achievement of company-wide or division performance measures. See “Compensation Discussion and Analysis—2006 Compensation—Annual Incentive Plan.”

(6)

The amounts shown in this column represent earnings for the account of each named executive officer under the EDCP. Our contributions made to a named executive officer’s deferred compensation account are reported in the “All Other Compensation” column.

(7)

Includes $17,600 contributed for Mr. Craigie’s account under our Profit Sharing and Savings Plan; $152,851 contributed for his account under the EDCP, $919 in dividends earned on restricted stock and $15,039 in legal fees paid by us. See “Compensation Discussion and Analysis- 2006 Compensation Perquisites and Charitable Contributions” for additional information.

(8)	Mr. Eiref served as our Vice President Finance and Chief Financial Officer until September 2006, after which time he served as Vice President. He retired on December 31, 2006.

(9)

Includes $24,600 contributed for Mr. Eiref’s account under our Profit Sharing and Savings Plan, $16,506 in life insurance premiums, $67 in dividends earned on restricted stock and $42,823 contributed for his account under the EDCP.

(10)

Mr. Farrell joined Church & Dwight on September 19, 2006. Under the terms of his offer letter, we paid Mr. Farrell a sign-on bonus of $175,000. Mr. Farrell also received a 35,000 restricted stock award and a guaranteed payout under our annual incentive plan of $225,000 for 2006.

(11)	Includes $11,842 contributed for Mr. Farrell’s account under our Profit Sharing and Savings Plan and $2,450 in dividends earned on restricted stock.

(12)

Represents the last of three annual payments of $400,000 paid to Mr. Huns in accordance with his employment agreement with Armkel LLC. We assumed this agreement when Armkel, LLC was merged into Church & Dwight, and the obligation to make the annual payments resulted from the merger.

(13)	Includes $26,136 contributed for Mr. Huns’ account under our Profit Sharing and Savings Plan, $256 in dividends earned on restricted stock and $28,031 contributed for his account under the EDCP.

(14)	Includes $26,136 contributed for Mr. Sipia’s account under our Profit Sharing and Savings Plan, $260 in dividends earned on restricted stock and $69,441 contributed to his account under the EDCP.

(15)	Includes $26,136 contributed for Mr. Tursi’s account under our Profit Sharing and Savings Plan, $30 in dividends earned on restricted stock and $29,127 contributed for his account under the EDCP.

Employment Agreements

We entered into an employment agreement with Mr. Craigie on June 11, 2004, relating to Mr. Craigie’s employment as President and Chief Executive Officer. The agreement provides for an initial annual base salary of $650,000; a “sign-on” grant of stock options to purchase 187,500 shares of our Common Stock (adjusted to reflect a 3-for-2 stock split on September 1, 2004); an annual incentive compensation award target of 100% of annual base salary, subject to a maximum award payout amount not to exceed 200% of annual base salary, and participation in our health, welfare and retirement savings plans.

We entered into an employment agreement with Mr. Farrell on August 23, 2006, relating to Mr. Farrell’s employment as Vice President and Chief Financial Officer. The agreement provides for an initial base salary of $450,000; a $350,000 “sign-on” bonus, payable in two installments, the first within thirty days of Mr. Farrell’s commencement of employment with us and the second payable on the one year anniversary of his commencement of employment (each subject to forfeiture if Mr. Farrell terminates his employment prior to the one year anniversary); a “sign-on” grant of stock options to purchase 75,000 shares of our Common Stock; which will vest on the third anniversary of his commencement of employment; a “sign-on” grant of 35,000 shares of restricted Common Stock which will vest in one-third increments on the first, second and third anniversary of his commencement of employment; an annual incentive compensation award payout of $225,000 for 2006; and participation in Church & Dwight’s health, welfare and retirement savings plans. The agreement also provides that Mr. Farrell’s annual incentive compensation award target for 2007 is 55% of base salary and thereafter will be 60% of base salary.

Mr. Huns entered into an Employment Agreement with Armkel, LLC on June 1, 2002, which we assumed effective upon the merger of Armkel with Church & Dwight on May 28, 2004. The agreement now relates to Mr. Huns’ employment as our President, International Consumer Products. The agreement provides for a minimum base salary of $275,000 annually; a “sign-on” bonus of $600,000; a retention bonus of $600,000 that was paid on October 1, 2003; an annual incentive compensation award target of 55% of annual base salary, subject to a maximum award payout not to exceed 110% of annual base salary; and certain other benefits generally made available to executives. In accordance with the terms of the employment agreement, and as a result of Armkel’s merger into Church & Dwight, Mr. Huns was entitled to a change of control bonus comprised of $930,000 and an equity appreciation award of $270,000. The change of control bonus, totaling $1,200,000, was payable in three equal $400,000 installments, the first of which was paid on July 15, 2004, the second of which was paid on May 28, 2005 and the last of which was paid on May 28, 2006. In 2006, Mr. Huns’ annual incentive compensation bonus target was reduced to 50%.

We entered into an Employment Agreement with Mr. Sipia on February 1, 2002 relating to Mr. Sipia’s employment as President and Chief Operating Officer of the Specialty Products Division. The agreement provides for an initial annual base salary of $250,000; an annual incentive compensation award target of 55% of annual base salary; subject to a maximum award payout amount not to exceed 110% of annual base salary; our contribution of an amount equal to an additional 10% of compensation (salary and annual incentive plan award payout) for Mr. Sipia’s account under the EDCP, which percentage will decrease to 7% at age 62, 4% at age 63 and 0 at age 64; “sign-on” and special grants of stock options to purchase 25,950 and 11,550 shares, respectively of our Common Stock (in each case adjusted to reflect a 3-for-2 stock split on September 1, 2004); an increase, until Mr. Sipia reaches 61 years of age, in the multiple of base salary (from 1.8 times to 2.1 times his annual base salary) that we use to determine the number of stock options to be granted to him (this provision subsequently was adjusted as described under “Compensation Discussion and Analysis—2006 Compensation-Long-Term Incentives—Stock Options”); and participation in our health, welfare and retirement savings plans. In 2006, Mr. Sipia’s annual incentive compensation bonus target was reduced to 50%, as described under “Compensation Discussion and Analysis—2006 Compensation—Annual Incentive Plan.”

We entered into an Employment Agreement with Mr. Tursi on July 13, 2004 relating to Mr. Tursi’s employment as Vice President Domestic Consumer Sales. The agreement provides for an initial annual base salary of $300,000; a “sign-on” grant of stock options to purchase 22,500 shares of our Common Stock (adjusted to reflect a 3-for-2 stock split on September 1, 2004) and a “sign-on” bonus of $30,000; an annual incentive compensation bonus target of 45% of annual base salary, such bonus amount not to exceed 90% of annual base salary and participation in our health, welfare and retirement savings plans. In 2006, Mr. Tursi’s annual incentive compensation bonus target was increased to 50% as described under “Compensation Discussion and Analysis—2006 Compensation—Annual Incentive Plan.”

2006 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to the named executive officers in 2006.

Name	Grant Date(1)	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)(2)	Target ($)	Maximum ($)
James R. Craigie	3/6/2006	11/2/2004				2,675			$34.93	$93,572
	6/19/2006	5/3/2006					98,600	$35.02	$35.08	$1,346,876
			—	$726,050	$1,452,100
Zvi Eiref	6/19/2006	5/3/2006					61,900	$35.02	$35.08	$845,554
			—	$191,875	$383,750
Matthew T. Farrell	9/19/2006	8/21/2006				35,000			$38.43	$1,339,625
	9/19/2006	8/21/2006					75,000	$38.28	$38.43	$1,088,250
			—	—	—
Adrian J. Huns	3/6/2006	11/2/2004				505			$34.93	$17,665
	6/19/2006	5/3/2006					19,500	$35.02	$35.08	$266,370
			—	$161,375	$322,750
Joseph A. Sipia, Jr.	3/6/2006	11/2/2004				463			$34.93	$16,196
	6/19/2006	5/3/2006					18,000	$35.02	$35.08	$245,880
			—	$148,400	$296,800
Louis H. Tursi, Jr.	3/6/2006	11/2/2004				148			$34.93	$5,177
	6/19/2006	5/3/2006					19,500	$35.02	$35.08	$266,370
			—	$155,000	$310,000

(1)

For information regarding the timing of stock option grants, see “Compensation Discussion and Analysis—Stock Option Grant Practices.” For information regarding the timing of restricted stock awards under our restricted stock award program, as approved by the Board on November 2, 2004, see “Compensation Discussion and Analysis—Restricted Stock Award Program.” Mr. Farrell’s restricted stock award and option grant, which were approved by the Compensation & Organization Committee on August 21, 2006, were effective on the date of his commencement of employment with us.

(2)	There is no specified minimum award payout under our annual incentive plan.

(3)

These awards were made under our annual incentive plan. See “Compensation Discussion and Analysis – 2006 Compensation—Annual Incentive Plan” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Under the terms of his offer letter, Mr. Farrell was guaranteed a payout under our annual incentive plan of $225,000. In accordance with SEC regulations, this amount is not reflected in the table above and is included in the “Bonus” column of the Summary Compensation Table.

(4)

The stock awards represent the number of restricted shares granted to each named executive officer, other than Mr. Farrell, under our Restricted Stock Program. See “Compensation Discussion and Analysis—2006 Compensation—Restricted Stock Program” for further information about the Restricted Stock Program. The stock awards listed for Mr. Farrell represent shares of restricted stock we granted to him in accordance with the terms of his offer letter. See “Compensation Discussion and Analysis—2006 Compensation—Employment of Matthew T. Farrell.” All restricted stock, other than the restricted stock awarded to Mr. Farrell, vests on the third anniversary of the grant date. Mr. Farrell’s restricted stock vests in equal 1/3 increments on each of the first three anniversaries of the grant date.

(5)

The amounts shown in this column represent the shares of our common stock underlying options granted under our Stock Award Plan. All options were granted with an exercise price per share equal to the average of the high and low reported sales prices per share on the New York Stock Exchange on the date of grant. The options vest as to all underlying shares on the third anniversary of the grant date and terminate ten years from the date of grant, subject to earlier termination upon the occurrence of specified events. In the event of a “change of control,” as defined in our Stock Award Plan, all stock options granted prior to the change of control immediately vest.

(6)	The grant date fair value is computed in accordance with SFAS 123(R).

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options and restricted stock held by the named executive officers at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James R. Craigie(4)	124,998	62,502	—	$29.81	6/21/2014	—	—	—	—
	—	79,300	—	$35.29	6/20/2015	—	—	—	—
	—	98,600	—	$35.02	6/19/2016	—	—	—	—
	—	—	—			4,153	$177,125	—	—
Zvi Eiref (5)	5,100	—	—	$13.83	5/6/2009	—	—	—	—
	37,500	—	—	$11.42	12/31/2009	—	—	—	—
	28,950	—	—	$16.20	12/31/2009	—	—	—	—
	38,925	—	—	$22.37	12/31/2009	—	—	—	—
	34,950	—	—	$21.86	12/31/2009	—	—	—	—
	—	27,000	—	$29.50	12/31/2009	—	—	—	—
	—	24,600	—	$35.29	12/31/2011	—	—	—	—
	—	61,900	—	$35.02	12/31/2011	—	—	—	—
Matthew T. Farrell	—	75,000	—	$38.28	9/19/2016			—	—
	—	—	—			35,000	$1,492,750	—	—
Adrian J. Huns	—	18,000	—	$29.50	6/14/2014	—	—	—	—
	—	15,600	—	$35.29	6/20/2015	—	—	—	—
	—	19,500	—	$35.02	6/19/2016	—	—	—	—
	—	—	—			1,103	$47,043	—	—
Joseph A. Sipia, Jr.	37,500	—	—	$19.59	2/1/2012	—	—	—	—
	35,250	—	—	$22.37	6/17/2012	—	—	—	—
	24,750	—	—	$21.86	6/16/2013	—	—	—	—
	—	19,050	—	$29.50	6/14/2014	—	—	—	—
	—	16,500	—	$35.29	6/20/2015	—	—	—	—
	—	18,000	—	$35.02	6/19/2016	—	—	—	—
	—	—	—	—	—	1,108	$47,256	—	—
Louis H. Tursi, Jr.	—	22,500	—	$29.63	7/26/2014	—	—	—	—
	—	15,300	—	$35.29	6/20/2015	—	—	—	—
	—	19,500	—	$35.02	6/19/2016	—	—	—	—
	—	—	—			148	$6,312	—	—

(1)	Options, other than those held by Mr. Eiref, vest as to all of the underlying unexercisable shares as follows:

Option Exercise Price	Expiration Date	Vesting Date
$29.50	6/14/2014	6/14/2007
$29.81	6/21/2014	6/21/2007
$29.63	7/26/2014	7/26/2007
$35.29	6/20/2015	6/20/2008
$35.02	6/19/2016	6/19/2009
$38.28	9/19/2016	9/19/2009

Shares underlying Mr. Eiref’s unexercisable options vest as follows:

Option Exercise Price	Expiration Date	Vesting Date
$29.50	12/31/2009	6/14/2007
$35.29	12/31/2011	6/20/2008
$35.02	12/31/2011	6/19/2009

In the event of a “change of control,” as defined in our Stock Award Plan, all stock options granted prior to the change of control immediately vest.

(2)	Restricted Stock held by each of the named executive officers vests as follows:

	No. of Shares	Vesting Date
James R. Craigie	1,478 2,675	4/7/2008 3/6/2009

Matthew T. Farrell	11,666 11,667 11,667	9/19/2007 9/19/2008 9/19/2009

Adrian J. Huns	598 505	4/7/2008 3/6/2009

Joseph A. Sipia, Jr.	645 463	4/7/2008 3/6/2009

Louis H. Tursi, Jr.	148	3/6/2009

In the event of a “change of control,” as defined in our Stock Award Plan, all shares of restricted stock granted prior to the Change of Control immediately vest.

(3)	Based on the $42.65 per share closing price of our common stock on December 29, 2006 as reported by the New York Stock Exchange.

(4)

Pursuant to a Separation Agreement with his former wife, dated February 23, 2007, as amended, Mr. Craigie has agreed to transfer 2,077 shares of restricted stock, options to purchase 35,330 shares exercisable currently and options to purchase 67,378 shares unexercisable currently as follows:

Expiration Date	Number of Stock Options or Shares to be Transferred
6/21/2014	17,635
6/20/2015	21,837
6/19/2016	27,906

(5)

See “Compensation Disclosure and Analysis—2006 Compensation—Long-Term Incentives—Stock Options” for an explanation of the modification of the period during which Mr. Eiref’s options may be exercised following his retirement.

2006 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by the named executive officers during 2006 and vesting of restricted stock held by the named executive officers during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James R. Craigie	—	—	—		—
Zvi Eiref	127,950 —	$3,741,983 —	— 259	$	— 11,089	(1)
Matthew T. Farrell	—	—	—		—
Adrian J. Huns	—	—	—		—
Joseph A. Sipia, Jr.	—	—	—		—
Louis H. Tursi, Jr.	—	—	—		—

(1)	Based on the $42.65 per share closing price of our common stock on December 29, 2006, as reported by the New York Stock Exchange.

2006 NONQUALIFIED DEFERRED COMPENSATION

The named executive officers are among employees eligible to participate in our Executive Deferred Compensation Plan. Prior to January 1, 2007, a participant could defer up to 100% of the participant’s salary and annual incentive plan award payout, less tax withholding for Social Security and Medicare. Effective January 1, 2007, we reduced the percentage to 85%. Amounts deferred are invested, as determined by the participant, in one or more notional investments, including a notional investment in our Common Stock. The other notional investments are a group of mutual funds. We also make contributions to a participant’s deferred compensation account equal to the matching contributions and profit sharing contributions that would have been made to the participant’s account under our Savings and Profit Sharing Plan but for (i) limitations imposed by the Internal Revenue Code on plan contributions and (ii) the participant’s deferrals under our Executive Deferred Compensation Plan. Following retirement, participants may elect to receive either lump sum payment or installment payments for up to 20 years. Under some circumstances, participants also may elect to receive an in-service distribution in a lump sum or in installments over a period of up to four years. A participant’s interest in the portion of his or her account derived from our contributions vests over a period of four to five years from commencement of employment, any unvested portion vests upon the death of a participant.

The following table provides details regarding nonqualified deferred compensation for the named executive officers in 2006.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
James R. Craigie	$935,767	$99,465	$401,897	—	$2,027,086
Zvi Eiref	$205,360	$40,028	$572,369	—	$3,589,805
Matthew T. Farrell	—	—	—	—	—
Adrian J. Huns	$172,224	$27,085	$269,301	—	$1,697,525
Joseph A. Sipia, Jr.	$155,835	$75,600	$202,076	—	$1,360,141
Louis H. Tursi, Jr.	$51,900	$17,442	$10,701	—	$82,920

(1)

Includes for five of the named executive officers the following amounts that are also reported in the Summary Compensation Table: Mr. Craigie, $15,000; Mr. Eiref, $6,153; Mr. Huns, $3,083; Mr. Sipia, $2,393; Mr. Tursi, $2,700.

(2)	For each of the five named executive officers, the amounts in this column are also reported in the Summary Compensation Table.

(3)

Includes for the named executive officers currently employed by us the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Craigie, $1,570,258; Mr. Huns, $315,163; Mr. Sipia, $336,941; Mr. Tursi, $69,567.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2006 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under the Executive Deferred Compensation Plan—see “2006 Nonqualified Deferred Compensation—2006” for information regarding this plan;

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including our tax-qualified defined contribution plan,

•	restricted shares and shares underlying options that vested prior to the termination event—see the 2006 Outstanding Equity Awards at Fiscal Year-End table, and

•	short-term incentive payments that would not be increased due to the termination event.

Change in Control and Severance Agreements

We have entered into Change in Control and Severance Agreements with each executive officer. The agreements provide for benefits upon specified termination of employment events within two years following a change in control and upon specified termination of employment events at any time for reasons other than a change in control. A “change in control” occurs under the agreements if:

•	a person becomes the beneficial owner of 50% or more of our Common Stock,

•

our stockholders approve a merger or other business combination or a sale of all or substantially all of our assets (and, in the case of Mr. Sipia, the sale of our Specialty Products Division in addition to the aforementioned), or

•

within any 24-month period, “incumbent Directors” no longer constitute at least a majority of the Board; “incumbent Directors are (i) persons who were Directors immediately before the beginning of the 24-month period and (ii) persons who are elected to the Board by a two-thirds vote of the incumbent Directors.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason within two years following a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•	a lump sum equal to two times (three times for Mr. Craigie) the sum of such executive officer’s base salary plus target bonus for the year in which such termination occurs, and

•	a lump sum equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment.

Each lump sum payment will be made six months following the date of termination of employment.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason other than as a result of a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum equal to the executive officer’s base salary (Mr. Craigie will receive an amount equal to two times his base salary) for the year in which the termination occurs (one-half of the payment will be paid six months following the date of termination of employment and the remaining one-half will be paid in six equal monthly installments thereafter) and

•

a lump sum equal to the executive officer’s target bonus multiplied by a fraction equal to the portion of the year which has expired on the date of termination of employment (to be paid six months following the date of termination of employment).

Good reason means the occurrence of any of the following events, without the consent of the executive officer: (i) the executive officer suffers a demotion in title, position or duties; (ii) the executive officer’s base salary and target award percentage or benefits are decreased; (iii) we fail to obtain the assumption of the agreement by an acquirer; or (iv) the executive officer’s office location is moved by more than 50 miles.

In the event an executive officer is liable for payment of any excise tax under Section 4999 of the Internal Revenue Code of 1986, the executive officer will receive a special tax reimbursement equal to the excise tax plus any additional federal, state and local income taxes attributable to the excise tax reimbursement.

In addition, under any event of termination covered by the agreement, the executive officer may elect to continue group medical and dental coverage at the then prevailing employee rate for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination. The executive officer will also be entitled to receive (i) group life insurance coverage for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination; (ii) outplacement assistance and (iii) payment for unused vacation time. The agreement also contains non-competition and non-solicitation provisions.

The Change in Control and Severance Agreement supersedes and replaces related provisions, if any, in the executive officer’s employment agreement.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Upon a Change in Control

Under our Stock Award Plan, upon a change in control all stock options and restricted stock granted prior to the change in control immediately vest. The definition of “change in control” under the Stock Award Plan is substantially the same as the definition of “change in control” under the Change in Control and Severance Agreements.

Table of Benefits Upon Termination Events

The following tables show potential payments to the named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2006 termination date. In connection with the amounts shown in the table:

•

Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event is equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $42.65 closing price per share of our common stock on December 29, 2006.

•

Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $42.65 per share closing price of our common stock on December 29, 2006.

•	Excise Tax and Gross-Up benefits are equal to the amount of the excise tax reimbursement to the named executive officer and additional income tax liabilities resulting from the reimbursement.

•	Health and Welfare Benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

James R. Craigie

Benefit Type	Change in Control Termination without Cause or for Good Reason	Non-Change in Control Termination without Cause	Voluntary Termination	Death or Disability
Severance Payments	$2,205,000	$1,470,000	—	—
Accrued Annual Incentive	$2,205,000	—	—	—
Stock Options	$2,138,492	—	—	—
Restricted Stock	$177,125	—	—	$177,125
Excise Tax and Gross-Ups	$1,843,922	—	—	—
Health and Welfare Benefits	$28,200	$18,800	—	—
Total	$8,597,739	$1,488,800	—	$177,125

Zvi Eiref

Mr. Eiref retired on December 31, 2006. His restricted stock benefit, determined as described above, was $11,046. See “Compensation Discussion and Analysis—Long-Term Incentives—Stock Options” for information regarding our extension of the period during which his options may be exercised following his retirement from three to five years.

Matthew T. Farrell

Benefit Type	Change in Control Termination without Cause or for Good Reason	Non-Change in Control Termination without Cause	Voluntary Termination	Death or Disability
Severance Payments	$900,000	$450,000	—	—
Accrued Annual Incentive	$450,000	—	—	—
Stock Options	$328,125	—	—	—
Restricted Stock	$1,492,750	—	—	$1,492,750
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	$16,760	$8,380	—	—
Total	$3,187,635	$458,380	—	$1,492,750

Adrian J. Huns
Benefit Type	Change in Control Termination without Cause or for Good Reason	Non-Change in Control Termination without Cause	Voluntary Termination	Death or Disability
Severance Payments	$650,000	$325,000	—	—
Accrued Annual Incentive	$325,000	—	—	—
Stock Options	$500,301	—	—	—
Restricted Stock	$47,043	$25,505	$25,505	$47,043
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	$16,410	$8,205	—	—
Total	$1,538,754	$358,710	$25,505	$47,043

Joseph A. Sipia, Jr.

Benefit Type	Change in Control Termination without Cause or for Good Reason	Non-Change in Control Termination without Cause	For Cause or Voluntary Termination	Death or Disability
Severance Payments	$600,000	$300,000	—	—
Accrued Annual Incentive	$300,000	—	—	—
Stock Options	$509,288	—	—	—
Restricted Stock	$47,256	—	—	$47,256
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	$16,510	$8,255	—	—
Total	$1,473,054	$308,255	—	$47,256

Louis H. Tursi, Jr.

Benefit Type	Change in Control Termination without Cause or for Good Reason	Non-Change in Control Termination without Cause	For Cause or Voluntary Termination	Death or Disability
Severance Payments	$620,000	$310,000	—	—
Accrued Annual Incentive	$310,000	—	—	—
Stock Options	$554,343	—	—	—
Restricted Stock	$6,312	—	—	$6,312
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	$18,296	$9,148	—	—
Total	$1,508,951	$319,148	—	$6,312

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2006

The following table provides information as of December 31, 2006 regarding securities issuable under our equity compensation plans, all of which were approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a)
Equity Compensation Plans Approved by Stockholders:	4,578,811	$25.61	3,126,235

PROPOSAL FOR APPROVAL OF THE CHURCH & DWIGHT CO., INC. ANNUAL INCENTIVE PLAN

The Board of Directors has unanimously approved the adoption (subject to stockholder approval at the Annual Meeting) of the Church & Dwight Co., Inc. Annual Incentive Plan. Stockholder approval of the annual incentive plan will allow incentive awards paid under the plan to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. If approved by stockholders, the annual incentive plan will be effective for the 2007 calendar year and each of the next four calendar years unless sooner terminated by the Board.

The Board believes that the annual incentive plan is in our company’s best interest and therefore recommends approval of the plan.

The following is a summary of certain terms of our annual incentive plan. This summary is qualified in its entirety by reference to our annual incentive plan, the full text of which is set forth as Appendix A to this proxy statement.

Purpose.    The purposes of our annual incentive plan are to attract, reward and retain highly-qualified employees, and to align employee and stockholder interests by creating a direct link between annual incentive compensation and performance goals that support long-term stockholder return.

Eligibility.    Each employee who is selected by the Compensation & Organization Committee shall be eligible to become a participant in the annual incentive plan as of the date designated by the Compensation & Organization Committee and shall remain eligible at the sole discretion of the Compensation & Organization Committee.

Administration.    Our annual incentive plan will be administered by the Compensation & Organization Committee. The Compensation & Organization Committee is authorized to select participants for our annual incentive plan; determine each annual incentive plan participant’s target incentive award percentage; resolve all disputes or questions arising out of our annual incentive plan; delegate administration of our annual incentive plan other than elected officers to the Chief Executive Officer, or his/her designee; create, revise, administer and interpret rules and regulations and take any other actions determined by it to be necessary to administer our annual incentive plan,. Any determination, decision or action of the Compensation & Organization Committee in connection with the interpretation, administration or application of our annual incentive plan will be binding upon all annual incentive plan participants.

Performance Goals.    Within 90 days after the beginning of each plan year, the Compensation & Organization Committee shall, in its sole discretion, approve or establish in writing the performance goals and the various levels of award opportunities which may be earned for each annual incentive plan participant for that performance period. The performance period shall generally be a calendar year but the Compensation & Organization Committee shall have the authority and discretion to designate different performance periods under our annual incentive plan. For any performance period that is less than twelve months, the performance goals shall be established before twenty-five percent (25%) of the relevant performance period has lapsed, or such other date as may be required or permitted under applicable regulations under 162 (m) of the Internal Revenue Code of 1986.

Annual Limitation.    The bonus award payable to an annual incentive plan participant pursuant to our annual incentive plan for any plan year cannot exceed two hundred fifty percent (250%) of an annual incentive plan participant’s base salary or $5,000,000.

Committee Certification.    Within 75 days after the end of each calendar year, the Compensation & Organization Committee shall certify in writing the extent to which the Company and each annual incentive plan participant has achieved the performance goals for such calendar year and the Compensation & Organization Committee shall calculate the amount of each annual incentive plan participant’s bonus award for such period.

Form and Timing of Payment.    A bonus award will be payable no later than March 15 of the year following the year in which the bonus award is earned or such other date as may be required or permitted under section 409A of the Internal Revenue Code of 1986. The Compensation & Organization Committee has the discretion to pay the bonus award in cash, Company common stock or in other forms it deems appropriate; however, no bonus awards may be paid in the form of equity unless the shares, options, or other type of equity are provided under a shareholder approved plan.

Adjustment; Repayment of Bonus Award.    The Compensation & Organization Committee may make retroactive adjustments to any bonus award paid to an Executive Officer where the payment was predicated, in part, upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial results. In addition, should the Compensation & Organization Committee determine in its discretion that an executive officer engaged in fraud or willful misconduct, whether or not such fraud or willful misconduct impacts the calculation of the bonus award or requires us to restate our financial results, we may require the repayment of all or a portion of a bonus award.

Amendment or Termination.    The Board may amend or terminate the annual incentive plan at any time, provided, however, that no amendment or termination may, without the consent of an annual incentive plan participant, reduce the right of such annual incentive plan participant to receive a bonus award which has already been earned and no amendment may be made without stockholder approval to increase the maximum bonus award.

No Employment Rights.    The annual incentive plan does not create any right to continued employment and shall not be deemed to interfere with our right to terminate or otherwise modify an annual incentive plan participant’s employment at any time.

Federal Income Tax Consequences.    The following is a brief summary of the material U.S. federal income tax consequences associated with bonus awards granted under the annual incentive plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss those tax consequences upon an annual incentive plan participant’s death, or the provisions of income tax laws of any municipality or state in which the annual incentive plan participant may reside.

Annual incentive plan participants will recognize ordinary income equal to the amount of the bonus award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by us. If and to the extent that the annual incentive plan payments satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986 and otherwise satisfy the requirements of deductibility under federal income tax law, we will receive a tax deduction for the amount constituting ordinary income to the annual incentive plan participant.

Vote Required

The affirmative vote of a majority of the outstanding shares entitled to vote thereon is required for approval of the annual incentive plan.

The Board of Directors recommends a vote FOR the approval of the Church & Dwight Co., Inc. Annual Incentive Plan.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors selected Deloitte & Touche LLP to audit our consolidated financial statements and our internal control over financial reporting for 2007 and to attest to management’s report on internal control over financial reporting for 2007. In accordance with past practice, this selection will be presented to the stockholders for ratification at the meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. Deloitte & Touche LLP has served as our auditors since 1969.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. Church & Dwight and some brokers may household annual reports to stockholders and proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate annual report to stockholders and proxy statement, or if a stockholder received multiple copies of the annual report and proxy statement and would prefer to receive a single copy in the future, the stockholder should submit a request to the stockholder’s broker if the shares are held in a brokerage account or to our transfer agent, Computershare Investor Services LLC, 2 N. LaSalle St., Chicago, Illinois 60602, phone: 312-588-4219, if the shares are registered in the name of the stockholder. We will promptly send additional copies of the annual report and proxy statement following receipt a request for additional copies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our Directors and executive officers, and persons holding more than ten percent of our Common Stock are required to file with the Securities and Exchange Commission initial reports of their ownership of the our Common Stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2006, except that Messrs. Halker, Saligram, Sipia and Siracusa each inadvertently filed one late report relating to a single transaction and Mr. Fleming inadvertently filed one late report relating to three separate transactions.

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2008 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Secretary) no later than December 4, 2007 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2008 Annual Meeting of Stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 17, 2008.

ANNUAL REPORT AND FORM 10-K

Our annual report to stockholders for 2006, including financial statements, is being furnished, simultaneously with this proxy statement to all stockholders of record as of the close of business on March 9, 2007, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2006, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey, 08543-5297 Attention: Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

SUSAN E. GOLDY

Vice President, General Counsel and

Secretary

Princeton, New Jersey

April 2, 2007

Exhibit A—Incentive Compensation Plan

CHURCH & DWIGHT CO., INC.

ANNUAL INCENTIVE PLAN

Adopted Effective: January 1, 2007

Approved by Shareholders:                     , 2007

CHURCH & DWIGHT CO., INC.

ANNUAL INCENTIVE PLAN

ARTICLE I

PURPOSES AND EFFECTIVE DATE

1.1. Purposes. The purposes of the Plan are to enhance the ability of the Company to attract, reward and retain highly-qualified Employees, and to align Employee and shareholder interests by linking annual incentive compensation with annual performance goals that support long-term shareholder return. The Plan is an unfunded plan that is not intended to be (i) subject to Parts 2, 3 or 4 of Title I, Subtitle B of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or (ii) qualified under section 401(a) of the Code. The Plan generally is intended to provide “performance-based compensation” as described in section 162(m) of the Code.

1.2 Effective Date. Subject to approval by the shareholders of the Company, the Plan is effective January 1, 2007.

ARTICLE II

DEFINITIONS

As used herein, the following terms shall have the following meanings:

2.1. “Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect ownership interest, as determined by the Board.

2.2. “Award Opportunity” means the range of possible Bonus Awards, which a Participant may earn under the Plan, as established by the Committee pursuant to Article IV.

2.3. “Base Salary” means the regular base salary (including overtime payments, if any) earned by a Participant during the Plan Year prior to any salary reduction contributions made to any of the Employer’s deferred compensation plans.

2.4. “Beneficiary” means the person(s), trust(s) or other entities, the Participant designates, in accordance with procedures established by the Committee, to receive any benefits under the Plan after the death of the Participant.

2.5. “Board” means the Board of Directors of the Company.

2.6. “Bonus Award” means the incentive compensation payable by the Employer to a Participant under the Plan, as determined by the Committee after the end of the Plan Year.

2.7. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8. “Committee” means the Compensation Committee of the Board, provided that such committee shall consist of two (2) or more individuals who are “outside directors” to the extent required by and within the meaning of section 162(m) of the Code.

2.9. “Company” means Church & Dwight Co., Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

2.10. “Disability” means an Employee’s inability to render, for a period of six consecutive months, services to the Employer by reason of permanent disability, as determined by the written medical opinion of an independent medical physician reasonably acceptable to the Employer. In no event shall an Employee be considered disabled for the purposes of this Plan unless the Employee is deemed disabled pursuant to the Employer’s long-term disability plan, if one is maintained by the Employer at the time of the claimed disability.

2.11. “Elected Officer” means an Employee who is elected by the Board to serve as an officer of the Company.

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2.12. “Employee” means any employee of the Employer including a director who is such an employee.

2.13. “Employer” means the Company, its successors and assigns, and any Subsidiary, and any organization into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred.

2.14. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15. “Executive Officer” means an officer, as defined in Rule 16a-1(f) promulgated under the Exchange Act, of the Company.

2.16. “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the amount of a Bonus Award for a performance period if, in the Committee’s sole judgment, such adjustment is appropriate.

2.17. “Plan” means the Church & Dwight Co., Inc. Annual Incentive Plan as set forth herein and as amended from time to time.

2.18. “Plan Year” means the calendar year.

2.19. “Participant” means an Employee who is participating in the Plan pursuant to Article III.

2.20. “Retirement” means, with respect to any Participant, resignation or termination of employment (with 120 days notice provided to the Employer) after attainment of age 55 with five or more completed years of service with the Employer; provided that the sum of age and years of service equals or exceeds 65.

2.21. “Stock” means the common stock of the Company, par value $1.00 per share, or such other class or kind of shares or other securities designated by the Committee.

2.22. “Stock Plan” means the Church & Dwight Co., Inc. 2003 Stock Award Plan, as amended from time to time.

2.23. “Subsidiary” means any subsidiary corporation of the Company within the meaning of section 424(f) of the Code.

2.24. “Target Incentive Award Percentage” means the percentage of Base Salary to be paid to a Participant when the targeted level of performance is achieved, as established by the Committee.

ARTICLE III

ELIGIBILITY

Each Employee who is selected by the Committee shall be eligible to become a Participant as of the date designated by the Committee and shall remain eligible at the sole discretion of the Committee.

ARTICLE IV

AWARD DETERMINATION

4.1. Performance Goals. Prior to the beginning of each Plan Year (or other performance period), or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year or other performance period), the Committee shall approve or establish in writing the performance goals for that Plan Year. For any performance period that is less than twelve months, the performance goals shall be established before twenty-five percent (25%) of the relevant performance period has lapsed or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

The performance goals to be selected by the Committee are the specific targets of performance to be achieved, based on the criteria that are set forth on Schedule A attached hereto and made a part hereof. The

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Committee shall have discretion to determine the specific minimum, target, and maximum levels of performance with respect to each of the performance goals selected. Performance goals and criteria and their relative weight may vary by job classification.

The performance period with respect to which Bonus Awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

Employees who are eligible to participate in the Plan shall be notified of the performance goals and criteria and the related Award Opportunities for the relevant Plan Year (or other performance period), as soon as practicable.

4.2. Objective Compensation Formula. Prior to the beginning of each Plan Year (or other performance period), or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year or other performance period), the Committee shall approve or establish in writing the objective compensation formula or standard for that Plan Year, the Target Incentive Award Percentage and the Award Opportunity for each Participant. The objective compensation formula shall be the method for computing the Bonus Award payable to the Participant if the performance goals are attained. The formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to a Participant. In the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year, to the extent permitted by Code section 162(m).

4.3. Adjustment of Performance Goals. The Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year, to the extent permitted by Code section 162(m) and the regulations and interpretative rulings thereunder, if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them.

4.4. Bonus Award Determinations. At the end of each Plan Year, Bonus Awards shall be determined by the Committee for each Participant in accordance with the terms of this Plan.

The Committee also shall have the authority to exercise Negative Discretion in the determination of final Bonus Awards, as well as the authority to delegate the ability to exercise Negative Discretion in this respect for Participants other than Elected Officers. Negative Discretion may only be used by the Committee to eliminate or reduce the amount of a Bonus Award. In no event shall the Committee: (a) grant Bonus Awards for a performance period if the performance goals for such performance period designated in Article IV have not been attained; or (b) grant a Bonus Award above the maximum amount payable under Section 4.5 of the Plan.

4.5. Annual Limitation. The maximum Bonus Award payable to a Participant for any Plan Year shall not exceed 250 percent of the Participant’s Base Salary or $5,000,000.

ARTICLE V

PAYMENT OF BONUS AWARDS

5.1. Form and Timing of Payment. Within 75 days after the end of each Plan Year the Committee shall certify in writing the extent to which the Company and each Participant has achieved the performance goals for such Plan Year and shall calculate the amount of each Participant’s Bonus Award for the relevant period. A Bonus Award under the Plan will be paid no later than March 15 of the year following the year for which the Bonus Award is earned or such other date as may be required or permitted under applicable regulations under section 409A of the Code. Bonus Awards may be paid in cash, Stock, or in such other forms as the Committee deems appropriate, including awards covered under the Stock Plan. However, no Bonus Award may be paid in the form of equity unless the shares, options, or other type of equity are provided under a shareholder approved plan.

5.2. Payment upon Termination. Except as provided in the following sentence, if a Participant does not remain in the continuous employment of the Employer for the duration of the Plan Year, any Award Opportunity will be forfeited. Notwithstanding the foregoing, in the event of a Participant’s Retirement after March 31 of the Plan Year,

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or death or Disability during a Plan Year, a Bonus Award will be paid to the Participant or the Beneficiary, as the case may be, at such time as determined by the Committee but no later than the time provided in Section 5.1 and shall be equal to an amount no greater than the Target Incentive Award Percentage multiplied by the amount of Base Salary earned up to the date of Retirement, death or Disability. If the Participant has not designated a Beneficiary, or if no Beneficiary survives the Participant, the Bonus Award, as determined above, shall be paid in a single sum to the Participant’s estate.

5.3. Payment of Partial Bonus Awards. In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial Bonus Award or no Bonus Award for the portion of the Plan Year that an Employee was a Participant.

5.4 Adjustment; Repayment. The Committee will, at its discretion and to the extent permitted by applicable law, have the sole and absolute authority to make retroactive adjustments to a Bonus Award paid to an Executive Officer under the Plan where the payment was predicated, in part, upon the achievement of certain financial results that were subsequently the subject of a restatement by the Company. The amount of such adjustment shall be the difference between the Bonus Award paid and the Bonus Award as determined by the Committee based upon the restated financial results. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the Executive Officer. In addition, in the event that the Committee determines in its discretion that an Executive Officer has engaged in fraud or willful misconduct with respect to the Company, whether or not such fraud or willful misconduct impacts the calculation of a Bonus Award payable hereunder or requires the Company to restate its financial results, the Company may require the repayment of all or a portion of a Bonus Award paid hereunder upon written demand to the Executive Officer.

ARTICLE VI

ADMINISTRATION

6.1. Administration. The Plan will be administered by the Committee, and the Committee shall have full discretionary authority to:

(a) create and revise rules and procedures for the administration of the Plan;

(b) interpret the Plan and all related rules and procedures;

(c) select Participants for the Plan;

(d) determine each Participant’s Target Incentive Award Percentage;

(e) resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan;

(f) delegate administration of the Plan for Participants other than Elected Officers to the Chief Executive Officer, or his/her designee; and

(g) take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.

Any expenses incurred in the administration of the Plan will be paid by the Employer.

6.2. Administrative Review. Except as the Committee may otherwise determine, the administration of the Plan, including without limitation, all decisions and determinations by the Committee shall be final and binding upon all Participants and Beneficiaries.

6.3. General. The Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of any persons, firms or agents retained by it, including, without limitation, accountants, actuaries, counsel and other specialists. Nothing in this Plan shall preclude the Employer from indemnifying the members of the Committee for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.

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6.4. Code Section 162(m). It is generally the intent of the Committee that this Plan and Bonus Awards made hereunder satisfy the applicable requirements of Code section 162(m) so that the Company’s tax deduction for remuneration paid in respect of this Plan for services performed by Participants who are or may be “covered employees” within the meaning of Code section 162(m) is not disallowed in whole or in part by the operation of such Code section. If any provision of this Plan or if any Bonus Award would otherwise frustrate or conflict with such intent, unless the Committee determines otherwise, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. Notwithstanding the foregoing, the Committee may determine, that notwithstanding the loss of a deduction due to the application of section 162(m) of the Code, it shall pay Bonus Awards or adjust performance goals or take such other actions that it deems in the best interests of the Company.

ARTICLE VII

EFFECTIVENESS; AMENDMENT AND TERMINATION

7.1. Shareholder Approval. The Plan shall be effective only upon the approval by the shareholders of the Company in a manner consistent with the shareholder approval requirements of Code section 162(m), and shall be effective for the Plan Year in which such approval occurs and each of the next four succeeding Plan Years unless sooner terminated by the Board in accordance with Section 7.2 or extended in the sole discretion of the Board. For the fifth succeeding Plan Year, the Plan shall remain in effect in accordance with its terms unless amended or terminated by the Board, and the Committee shall make the determinations required by Article IV for such Plan Year, and if the Board so determines in its sole discretion, the Plan shall be submitted for re-approval by the shareholders of the Company at the annual meeting of shareholders held during such fifth Plan Year, and payment of all Awards under the Plan for such Plan Year and any future Plan Years shall be contingent upon such approval.

7.2. Amendment; Termination. The Board shall have the right to modify or amend the Plan at any time and from time to time, and the Board shall have the right to discontinue or terminate the Plan at any time and from time to time; provided, however, that (a) no modification, amendment, discontinuance or termination may, without the consent of a Participant, reduce the right of such Participant to a payment or distribution hereunder which he has already earned and to which he is otherwise entitled, and (b) no amendment shall be effective without the approval of the shareholders of the Company to increase the maximum Bonus Award payable under the Plan or if, in the opinion of counsel to the Company, such approval is necessary due to section 162(m) of the Code.

ARTICLE VIII

MISCELLANEOUS

8.1. No Employment Right. Participation in the Plan does not give any Employee any right to be retained in the employment of the Employer. Nothing in the Plan shall interfere with or limit in any way the right of the Employer to change a Participant’s duties or character of employment or to terminate a Participant’s employment at any time.

8.2. No Assignment. No benefits under the Plan shall be subject in any way to voluntary or involuntary alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance, and any attempt to accomplish the same shall be void.

8.3. Funding. The Plan shall be unfunded, and payment of Bonus Awards shall be made from the general assets of the Employer. Any assets that may be set aside, earmarked, or identified as being intended for the provision of benefits under the Plan, shall remain assets of the Employer and shall be subject to the claims of its general creditors. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

8.4. Withholding. The Employer shall have the right to deduct from any Bonus Award made hereunder any taxes required by law to be withheld from a Participant with respect to such payment.

8.5. Gender. The masculine shall be read in the feminine, the singular in the plural, and vice versa, whenever the context shall so require.

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8.6. Titles. The titles to articles and sections in this Plan are placed herein for convenience of reference only, and the Plan is not to be construed by reference thereto.

8.7. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.8. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

8.9. Governing Law. Except to the extent preempted by applicable federal laws, the Plan shall be construed according to the laws of the state of Delaware, other than its conflict of laws principles.

8.10. Other Plans. Except as specifically provided herein, nothing in this Plan shall be construed to affect the rights of a Participant, a Participant’s Beneficiaries, or a Participant’s estate to receive any retirement or death benefit under any tax-qualified or nonqualified pension plan, deferred compensation agreement, insurance agreement or other retirement plan of the Employer.

To record the adoption of the Plan, the Company has caused its authorized representative to affix its corporate name effective as of the day and year first written above.

Church & Dwight Co., Inc.

By:
Title:	Chairman of Compensation Committee

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SCHEDULE A

PERFORMANCE CRITERIA

The performance goals may be based upon any one or more of the following criteria, and may be based upon the performance of the Company, its Subsidiaries or its Affiliates (or any business unit thereof) as determined by the Committee:

(i)	Price of Stock
(ii)	Market Share
(iii)	Revenue
(iv)	Earnings per share of Common Stock
(v)	Return on shareholder equity of the Company
(vi)	Costs
(vii)	Cash flow
(viii)	Return on total assets
(ix)	Return on invested capital
(x)	Return on net assets
(xi)	Operating margin percentage
(xii)	Net income
(xiii)	Consolidated earnings before or after taxes (including earnings before interest taxes depreciation and amortization)
(xiv)	Book value per share of Common Stock
(xv)	Expense management
(xvi)	Improvements in capital structure
(xvii)	Profitability
(xviii)	Maintenance or improvement of profit margins
(xix)	Any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress.

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TABLE OF CONTENTS

ARTICLE I	PURPOSES AND EFFECTIVE DATE	2
1.1.	Purposes	2
1.2.	Effective Date	2
ARTICLE II	DEFINITIONS	2
ARTICLE III	ELIGIBILITY	3
ARTICLE IV	AWARD DETERMINATION	3
4.1.	Performance Goals	3
4.2.	Objective Compensation Formula	4
4.3.	Adjustment of Performance Goals	4
4.4.	Bonus Award Determinations	4
4.5.	Annual Limitation	4
ARTICLE V	PAYMENT OF BONUS AWARDS	4
5.1.	Form and Timing of Payment	4
5.2.	Payment upon Termination	4
5.3.	Payment of Partial Bonus Awards	5
5.4	Adjustment Repayment	5
ARTICLE VI	ADMINISTRATION	5
6.1.	Administration	5
6.2.	Administrative Review	5
6.3.	General	5
6.4.	Code Section 162(m)	6
ARTICLE VII	EFFECTIVENESS; AMENDMENT AND TERMINATION	6
7.1.	Shareholder Approval	6
7.2.	Amendment; Termination	6
ARTICLE VIII	MISCELLANEOUS	6
8.1.	No Employment Right	6
8.2.	No Assignment	6
8.3.	Funding	6
8.4.	Withholding	6
8.5.	Gender	6
8.6.	Titles	7
8.7.	Severability	7
8.8.	Successors	7
8.9.	Governing Law	7
8.10.	Other Plans	7

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PROXY	CHURCH & DWIGHT CO., INC.	PROXY
ANNUAL MEETING OF STOCKHOLDERS - MAY 3, 2007
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Undersigned hereby appoints ROSINA B. DIXON, J. RICHARD LEAMAN, JR. and ROBERT D. LEBLANC, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the Undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 3rd day of May, 2007 at the HYATT REGENCY PRINCETON, 102 Carnegie Center, Route 1 North, Princeton, New Jersey 08540 at 11:00 a.m., and at all adjournments or postponements thereof, subject to the directions indicated on this proxy card:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.	Election of Directors.				Nominees:

	☐	FOR all nominees at right (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed at right	Bradley C. Irwin	J. Richard Leaman, Jr.
John O. Whitney

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.

		FOR	AGAINST	ABSTAIN
2.	Approval of the Church & Dwight Co. Inc Annual Incentive Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm to audit the Company’s 2007 consolidated financial statements.	☐	☐	☐

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4.	On other matters which may properly be brought before the meeting and any adjournments or postponements thereof.

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

I PLAN TO ATTEND MEETING ☐

Your vote is important. Remember, internet and telephone voting are available.

Date: , 2007

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Signature

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Signature

Please sign exactly as name appears hereon. Where shares are held jointly, each holder should sign. Executors, administrators, trustees and others signing in a representative capacity should so indicate. If a signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such.

PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.